                                                                   EXHIBIT 10.12

                 AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

      This AMENDED AND RESTATED CREDIT FACILITY AGREEMENT ("Agreement") is made as of the ___ day of August, 2005, by and among PHOENIX FOOTWEAR GROUP, INC., a corporation formed under the laws of the State of Delaware ("Borrower") and MANUFACTURERS AND TRADERS TRUST COMPANY ("Agent"), a New York banking corporation, with offices at 255 East Avenue, Rochester, New York 14604 as administrative agent for the Lenders, and each of the LENDERS (defined below).

      This Agreement evidences in part the same obligations evidenced by, and amends and restates in its entirety, the Credit Facility Agreement dated June 29, 2005 made among the Borrower, Agent, and Lenders described therein (the "Prior Agreement"). All references in the "Loan Documents" as defined in the Prior Agreement to the Prior Agreement shall be deemed to be references to this Agreement and all references to the "Obligations" as defined in the Prior Agreement shall be deemed to be references to the Obligations as defined in this Agreement.

                            ARTICLE XV - DEFINITIONS

      1.143 The following terms shall have the following meanings unless otherwise expressly stated herein:

      "Affiliate" means any Person which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower.

      "Agent" means Manufacturers and Traders Trust Company, as administrative agent for the Lenders, and its successors, legal representatives, and assigns.

      "Agent Office" means Manufacturers and Traders Trust Company, 255 East Avenue, Rochester, New York 14604, Attention: John Morsch, Corporate Banking, or if by wire transfer:

                      M&T Bank
                      ABA # 022000046
                      For Credit To Account #8890756722
                      Telephone Advise: Irene Michaels (585-258-8446)
                      Reference: Phoenix Footwear Group, Inc.

or to such other location or transfer designation in the United States designated by the Agent from time to time by written notice to the each of the Lenders.

      "Agreement" means this Amended and Restated Credit Facility Agreement, as further amended, modified or restated from time to time.

      "Altama" means Altama Delta Corporation.

      "Altama Acquisition Agreement" means the Stock Purchase Agreement dated as of June 15, 2004 by and among W. Whitlow Wyatt, Altama, and Borrower.

      "Altama Business" means the combat boot and related products business operated by the Credit Parties.

      "Altama PR" means Altama Delta (Puerto Rico) Corporation.

      "Applicable Margin" means, with respect to the Revolving Line Facility and the Term Loans, the per annum rates shown in the applicable column of the table below based on the applicable Average Borrowed Funds to EBITDA Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with
GAAP:

                                         Revolver          Term Loans
                                    -----------------  -----------------
             Average Borrowed       Base Rate  LIBOR   Base Rate  LIBOR
Level        Funds to EBITDA         Margin    Margin    Margin   Margin
-----  ---------------------------  ---------  ------  ---------  ------
  I          > or = 3.50 to 1        0.750%    3.500%  1.250%     4.000%
 II    < 3.00 and > or = 3.49 to 1   0.375%    3.000%  0.750%     3.500%
 III   < 2.50 and > or = 2.99 to 1   0.250%    2.500%  0.625%     3.000%
 IV    < 2.00 and > or = 2.49 to 1   0.000%    2.000%  0.250%     2.500%
  V             < 2.00               0.000%    1.750%  0.250%     2.250%

The Applicable Margin shall be fixed at Level II until June 30, 2006. Thereafter, changes, if any, in the Level applicable to Loans will be effective on the tenth (10th) day following each date on which the Borrower's Quarterly Covenant Compliance Sheet ("QCC Sheet") is required to be delivered to the Lenders pursuant to Section 1.95. In the event that any QCC Sheet is not delivered by the date required, pricing will revert to Level I until the tenth
(10th) day following the date of delivery of the delayed QCC Sheet, on which tenth day pricing will be adjusted to the applicable level shown by the QCC Sheet.

      "Applicable Unused Fee" means the per annum rate shown in the table below based on the applicable Average Borrowed Funds to EBITDA Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with
GAAP:

       Average Borrowed
Level  Funds to EBITDA                     Unused Fee
-----  ---------------                     ----------
 I          or = 3.50 to 1                   0.250%
II     < 3.00 and > or = 3.49 to 1           0.250%
III    < 2.50 and or = 2.99 to 1             0.250%
IV     < 2.00 and or = 2.49 to 1             0.125%
V           < 2.00                           0.125%

The Applicable Unused Fee shall be fixed at Level II until June 30, 2006. Thereafter, changes, if any, in the Level applicable to Unused Fees will be effective on the tenth (10th) day following each date on which the Borrower's Quarterly Covenant Compliance Sheet ("QCC Sheet") is required to be delivered to the Lenders pursuant to Section 1.95. In the event that any QCC Sheet is not delivered by the date required, pricing will revert to Level I until the tenth
(10th) day following the date of delivery of the delayed QCC Sheet, on which tenth day pricing will be adjusted to the applicable level shown by the QCC Sheet.

      "Asset Disposition" means any sale, assignment, transfer, lease, or other disposition by a Person to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties (including (i) any interest in property, whether tangible or intangible, (ii) Capital Securities of Subsidiaries, and (iii) any sale-leaseback transaction), provided, however, that "Asset Disposition" shall not include (a) the sale of inventory in the ordinary course of business, (b) the disposition of any obsolete or retired property not used or useful in the business of the Credit Parties in return for a fair market value, and (c) disposition of Money Market Instruments in return for an equivalent value of cash or other Money Market Instruments.


      "Average Borrowed Funds to EBITDA Ratio" means as of the applicable measurement date, the Average Borrowed Funds as of such date divided by EBITDA for the twelve (12) Fiscal Month period ended as of such date.

      "Average Borrowed Funds" means as of the last day of any Fiscal Quarter, the average of the aggregate amounts of Borrowed Funds of the Borrower as of such day, and as of the last day of each of the eleven (11) immediately preceding Fiscal Months.

      "Authorized Person" means James Riedman, Richard White, Kenneth Wolf, or Douglas Langston, each of whom are authorized by the Borrower to request Loans and Letters of Credit, and any additional person who the Borrower notifies the Agent of in writing is authorized to do the same.

      "Bahama" means Phoenix Delaware Acquisition, Inc.

      "Bahama Acquisition" means the transactions consummated as contemplated by the Bahama Acquisition Agreement.

      "Bahama Acquisition Agreement" means the Asset Purchase Agreement dated as of August ___, 2005 by and among Borrower, Bahama, Paradise Shoe Company, LLC, Tommy Bahama Group, Inc, and Sensi USA, Inc..

      "Bahama Business" means the footwear, leather goods, and hosiery business operated by the Credit Parties under the Tommy Bahama brand name.

      "Base Rate" means the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus one-half percentage point (.5%).

      "Base Rate Loan" means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the Base Rate.

      "Borrowed Funds" means, as of the measurement date, without duplication, on a consolidated basis, Borrower's and its Subsidiaries':

            (a) indebtedness or liability for borrowed money, including without limitation Obligations under the Loan Documents, synthetic leases, and any other off-balance sheet financing;

            (b) obligations evidenced by bonds, debentures, notes, or other similar instruments;

            (c) obligations for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

            (d) obligations as lessee under capital leases;

            (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA;

            (f) obligations as an account party under letters of credit (other than the Earn-Out Letter of Credit) and letters of guaranty;

            (g) obligations under acceptance facilities;

            (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss;

            (i) obligations secured by (or for which the holder of the obligations has an existing right, contingent or otherwise to be secured by) any Liens on property owned or acquired, whether or not the obligations secured thereby have been assumed;

            (j) all purchase money mortgages, outstanding under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments; and

            (k) the Contingent Earn-Out Amounts excluding the Contingent Earn-Out Amounts related to the Altama Acquisition Agreement.

      "Borrower" means Phoenix Footwear Group, Inc. and its successors, legal representatives and assigns.

      "Borrower's 401(k) Plan" means the Borrower's defined contribution 401(k) savings plan.

      "Borrowing Base" means the sum of the following:

            (a) 80% of the Eligible Accounts of the Credit Parties;

            (b) plus 50% of the Eligible Inventories of the Credit Parties that are used in their business with a $4,000,000 inventory cap for the Penobscot Business, $3,000,000 inventory cap for the Trask Business, $3,000,000 inventory cap for the Royal Business, $3,000,000 inventory cap for the Altama Business, $2,500,000 inventory cap for the Chambers Business, and $2 million cap for the Bahama Business, provided, however, the aggregate inventory cap for the Credit Parties shall be $14,000,000.

            (c) less a Term Loan Reserve equal to $950,000, which $950,000 amount will be reduced by $150,000 at such time as each quarterly principal payment with respect to the Term Loans is made; and

            (d) less Letter of Credit Obligations.

The Agent reserves the right in its sole discretion to modify the Borrowing Base (including the inventory caps) or make changes in the definitions of Eligible Accounts or Eligible Inventories, or to delete certain accounts or inventories from the Borrowing Base in the event of a material adverse change in any of the collateral for the Revolving Credit or its collectibility, in the event the Agent reasonably concludes that there are circumstances or conditions which materially affect the value of the collateral, or in the event the Agent deems it prudent to adjust the mix and balance of the collateral.

      "Borrowing Base Report" means a report described in Section 1.66 of this Agreement.

      "Bridge Loan Commitment" means the Commitment of any Lender related to the Bridge Loans.

      "Bridge Loans Maturity Date" means December 31, 2005.

      "Bridge Loans" means the $7,000,000 aggregate original outstanding principal balance term loans made by the Lenders pursuant to Article VI hereof.

      "Bridge Loan Notes" means the Bridge Loan Notes evidencing the Bridge Loans, as such notes may be amended, modified or restated from time to time.

      "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of such State and, if the applicable day relates to LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

      "Capital Security" means, (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (without limitation whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and (c) in each case, any and all warrants, rights or options to purchase any of the foregoing with respect to any Person, any security convertible into any of the foregoing, participations, and any other equity interests or equity equivalents with respect to such Person.

      "Cash Flow" means for the applicable period EBITDA minus (i) Taxes paid, minus (ii) Unfinanced Capital Expenditures, minus (iii) interest expense, minus
(iv) Distributions made (which may only be made in accordance with Section 1.85) all determined in accordance with GAAP.

      "Cash Flow Coverage Ratio" means as of the applicable measurement date, Cash Flow for the four (4) Fiscal Quarters then ended, divided by the sum of all Scheduled Principal Payments (excluding Scheduled Principal Payments under the Bridge Loan Notes) due during the four (4) Fiscal Quarters immediately following such date.

      "Casualty Event" means, with respect to any property (including any interest in property) of any Credit Party, any loss of, theft of, damage to, or condemnation or other taking of, such property for which the Credit Party receives insurance proceeds, proceeds of a condemnation award, or other compensation.

      "CBC" means Chambers Belt Company, an Arizona corporation operating under that name prior to the Chambers Acquisition.

      "Chambers" means Chambers Delaware Acquisition Company, whose name was or will be changed to Chambers Belt Company as part of the Chambers Acquisition on or about the date of this Agreement.

      "Chambers Acquisition" means the transactions consummated as contemplated by the Chambers Acquisition Agreement.

      "Chambers Acquisition Agreement" means the Asset Purchase Agreement dated as of April 18, 2005 by and among CBC, Stockholders of CBC, and Chambers.

      "Chambers Business" means the belt products business operated by the Credit Parties.

      "Change in Control" means the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than twenty-five percent (25%) of the aggregate ordinary voting power in the election of Borrower's directors represented by the issued and outstanding capital stock of Borrower by any person, excluding however the acquisition of shares by any person who is a shareholder of Borrower on the date hereof,

      "Closing Date" means the first date on which the conditions set forth in
Section 1.63 have been satisfied and the Lenders have made the Bridge Loans hereunder.

      "Commitment" means the respective aggregate amount shown for each of the Lenders related to each of the Obligations held by that Lender as shown on
Schedule 1.1(a) attached hereto and made a part hereof (and also including any or all of such Obligations as any of them may be assigned from time to time in compliance with the terms of this Agreement), and the obligation of the Agent acting as a Lender to issue Letters of Credit for the account of the Borrower.

      "Contingent Earn-Out Amount(s)" means, (i) from October 3, 2004 through October 1, 2005, $0 with respect to contingent earn-out obligations under the Altama Acquisition Agreement, and (ii) from June 28, 2005 through June 28, 2007, fifty percent of the Net Contribution of the Business (as defined in the Chambers Acquisition Agreement) with respect to contingent earn-out obligations under the Chambers Acquisition Agreement, which amount prior to actual measurement of the same shall be deemed to be $1, 250,000 for the period June 28, 2005 through June 28, 2006, and to be $1,500,000 for the period June 28, 2006 through June 28, 2007.

      "Controls" (including the terms "Controlled By" or "Under Common Control") means, but not be limited to, the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any Person or any other interest by reason of which a controlling influence over the affairs of the Person may be exercised.

      "Credit Party(ies)" means the Borrower and each Subsidiary and Guarantor.

      "Current Assets" means as of the date of measurement current assets of the Borrower on a consolidated basis determined in accordance with GAAP.

      "Current Liabilities" means as of the date of measurement (a) current liabilities of the Borrower on a consolidated basis determined in accordance with GAAP; plus (b) the outstanding principal balance under the Revolving Credit Notes.

      "Current Ratio" means Current Assets compared to Current Liabilities.

      "Dating Accounts" means trade accounts receivable due sixty (60) to one hundred twenty (120) days from the date of invoice.

      "Debt" means all obligations for borrowed money evidenced by bonds, debentures, notes, or other similar instruments.

      "Distributions" means (i) dividends, payments, or distributions of any kind (including without limitation cash or property or the setting aside for payment of either) in respect of Capital Securities of the applicable Person except distributions in the form of such Capital Securities, and (ii) repurchases, redemptions, or acquisitions of Capital Securities.

      "Earn-Out Letter of Credit" has the meaning given to it in the Royal Acquisition Agreement.

      "EBITDA" means, for the applicable period, Net Income plus interest expense, Taxes, depreciation and amortization of intangible assets, plus the value of all stock allocated to the accounts of plan participants pursuant to Borrower's 401(k) Plan, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.

      "Eligible Accounts" means:

            (a) Dating Accounts which are less than thirty-one (31) days after due date, plus

            (b) for trade accounts receivable from payors whose accounts are less than ninety (90) days beyond date of invoice, all accounts receivable, plus

            (c) for trade accounts receivable from payors whose accounts are in whole or in part more than ninety (90) days beyond date of invoice, the portion of the accounts receivable less than ninety (90) days beyond date of invoice provided that at least fifty percent (50%) of the outstanding amount from the payor is less than ninety (90) days beyond date of invoice, minus

            (d) contra accounts receivable, minus

            (e) Affiliate accounts receivable, minus

            (f) foreign accounts receivable except (i) Canadian Accounts receivable, and (ii) foreign accounts receivable either backed by irrevocable, assignable letters of credit, confirmed by a U.S. bank with a credit rating no worse than that of the Agent or otherwise acceptable to the Agent and duly assigned to the Agent for the benefit of the Lenders, or (iii) foreign accounts receivable otherwise permitted by the Agent, minus

            (g) employee accounts receivable, minus

            (h) bill and hold accounts receivable (i.e., accounts relating to goods not yet shipped but invoiced) except for bill and hold U.S. government receivables related to the Altama Business, minus

            (i) uncollectible accounts receivable, minus

            (j) receivable arising from progressive billings (i.e., accounts receivable from billings for work performed on a partially completed contract), minus

            (k) accounts receivable arising from guaranteed sales with buy back provisions (i.e., sales in which Borrower is obligated to repurchase inventory or merchandise sold to customers), minus

            (l) accounts receivable from the United States of America or agency or department thereof (unless assignment and notice thereof is effected in accordance with the Assignment of Claims Act), and minus

            (m) accounts receivable from businesses reasonably believed by the Agent to be at risk of defaulting on accounts including, without limitation, accounts receivable from insolvent payors.

In the event that total accounts receivable from any payor, except the U.S. government and Wal-Mart or its affiliated entities, represent more than twenty percent (20%) of the total accounts receivable of any Credit Party, the Agent reserves the right in its sole discretion to delete from Eligible Accounts that portion of such accounts receivable. Eligible Accounts must be trade accounts receivable that arise from goods sold or delivered or services rendered in the Credit Parties' ordinary course of business as it exists on the date of this Agreement and must be subject to the first priority security interest of the Agent for the benefit of the Lenders, and to no other security interest or lien. Eligible Accounts must be valid and legally enforceable obligations of the account debtor and not subject to credit, allowance, defense, offset, counterclaim or adjustment, except discounts for prompt payment.

      "Eligible Inventories" means all first quality finished goods inventories owned by the Credit Parties, and all first quality raw materials inventories owned by Altama and Chambers, valued at the lower of cost (on a FIFO basis) or market, minus such reserves as the Credit Parties have historically established including but not limited to (i) shrinkage reserves, (ii) markdown reserves,
(iii) reserves which restore standard costs to actual costs and (iv) customer deposits on contracts. Eligible Inventories do not include:

            (a) perishable or non-saleable inventories,

            (b) inventory on consignment to or from any Credit Party,

            (c) inventory that also is represented by an Eligible Account,

            (d) inventory subject to a Lien other than a Permitted Lien,

            (e) inventory to which any customer has rights, interests or claims superior to the Agent's, for the benefit of the Lenders, perfected, first priority security interest therein, whether by operation of agreement, law or otherwise,

            (f) inventory not located on a Credit Party's premises within the United States or Puerto Rico, except for inventory held pursuant to warehousing and distribution arrangements within the United States or Puerto Rico and covered by either (1) non-negotiable warehouse receipts provided that the Agent has been notified of such arrangement, the issuer of such receipts has acknowledged the security interest of the Agent for the benefit of the Lenders in form satisfactory to the Agent, and the Agent has a perfected first priority security interest in such inventory, or (2) negotiable warehouse receipts provided that the receipts have been delivered to the Agent for the benefit of the Lenders in form ready for negotiation of the same and the Agent has a perfected first priority security interest in such inventory,

            (g) goods-in-transit,

            (h) inventory arising outside of any Credit Party's ordinary course of business,

            (i) inventory not at all times subject to the perfected, first priority security interest of the Agent for the benefit of the Lenders,

            (j) inventory subject to any security interest or lien except for that held by the Agent for the benefit of the Lenders,

            (k) inventory subject to a licensing agreement with third parties, except for the licensing agreements listed on Schedule 1.1(b) hereto, unless the Agent shall have received consents, acknowledgements, or other assurances satisfactory to the Agent from such third parties as may be deemed necessary or desirable to facilitate the Agent's realization upon such inventory for the benefit of the Lenders, and

            (l) inventory subject to a licensing agreement with third parties unless all royalties and other payments from the Credit Parties to the applicable third party have been paid when due and unless no breach or default by any of the Credit Parties shall have occurred under the applicable licensing agreement and such licensing agreement remains in full force and effect.

      Eligible Inventories must conform in all respects to warranties contained in this Agreement and the Loan Documents. The calculation of Eligible Inventories must be satisfactory to the Agent in its sole discretion.

      "Environment" means any water, including, but not limited to, surface water and ground water or water vapor: any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

      "Environmental Laws" means all present and future federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

      "Environmental Permits" means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

      "Environmental Report" means written reports, if any, prepared for the Lenders by an environmental consulting or environmental engineering firm.

      "Equity Issuance" means the issuance, sale or other disposition by a Person of its Capital Securities for cash.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

      "Eurocurrency Reserve Requirement" means, for any Interest Period for a LIBOR Loan, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

      "Event of Default" means the occurrence of any event described in Section 1.103.

      "Excess Cash Flow" means, for the applicable period, (i) EBITDA, (ii) minus income Taxes to the extent that such Taxes are paid in cash, (iii) minus cash interest expense deducted in the determination of Net Income for such period, (iv) minus all principal payments (whether scheduled or voluntary prepayments of term debt), (v) minus all Unfinanced Capital Expenditures.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period determined by the Agent to equal the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

      "Financial Statements" means Borrower's audited restated consolidated financial statements for the Fiscal Year ending January 1, 2005 described in
Section 1.50.

      "Fiscal Month" means a period of four or five weeks having 7 days in each week ending on a Saturday and that constitutes Borrower's monthly accounting period.

      "Fiscal Quarter" means any of the quarterly accounting periods of Borrower ending on the last Saturday of March, June, September and on the Saturday closest to December 31st each year.

      "Fiscal Year" means the annual accounting period of Borrower ending on the Saturday closest to December 31st of each year.

      "Forfeiture Action" means any action, including investigations, hearings, and other legal proceedings, before any court, tribunal, commission, or governmental authority, agency, or instrumentality, whether domestic or foreign, that may result in seizure of any property or asset.

      "GAAP" and "Generally Accepted Accounting Principles" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

      "Guarantors" means Penobscot, Trask, Royal, Altama, Altama PR, Chambers, PXG Canada, Bahama, and each Subsidiary which becomes a Guarantor pursuant to
Section 1.78.

      "Guaranties" means, collectively, the continuing guaranties executed and delivered to Agent for the benefit of the Lenders by each Guarantor which guaranty payment of the Obligations, as amended, modified or restated from time to time, and "Guaranty" means any of the Guaranties.

      "Hazardous Substances" means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, by-law, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

      "Improvements" means any and all real property and improvements owned or used by any of the Credit Parties.

      "Indebtedness" means, without duplication and whether now existing or hereafter incurred,

            (a) all obligations (including, without limitation, contingent obligations) for borrowed money, with respect to deposits or advances of any kind, or with respect to synthetic leases, and any other off-balance sheet financing,

            (b) all obligations (including, without limitation, contingent obligations) evidenced by bonds, debentures, notes or similar instruments,

            (c) all obligations (including, without limitation, contingent obligations) upon which interest charges are customarily paid,

            (d) all obligations (including, without limitation, contingent obligations) under conditional sale or other title retention agreements relating to property acquired,

            (e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

            (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the Indebtedness secured thereby has been assumed,

            (g) all guarantees of indebtedness of other persons,

            (h) all capital lease obligations (including, without limitation, contingent obligations),

            (i) all obligations (including, without limitation, contingent obligations) as an account party in respect of letters of credit (including but not limited to all reimbursement obligations with respect to Letters of Credit), and letters of guaranty,

            (j) all obligations (including, without limitation, contingent obligations) in respect of acceptance facilities,

            (k) all net obligations (but not any net asset value) with respect to Rate Management Transactions, and

            (l) Contingent Earn-Out Amounts.

The Indebtedness shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefore as a result of such person's ownership interest in or other relationship with such person, except to the extent the terms of such Indebtedness provide that such person is not liable therefore.

      "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted or renewed, as applicable, and ending, as a Borrower may select, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, subject however, to the following limitations:

            (a) Each Interest Period that commences on the last Business Day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

            (b) No Interest Period may extend beyond the Termination Date;

            (c) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

            (d) Interest Periods related to the Bridge Loans shall be limited to one-month periods.

      "Lender(s)" means (i) the Lender(s) listed on Schedule 1.1(a) attached hereto (including the Swing Line Lender), (ii) their respective successors and legal representatives, and (iii) their assigns as permitted by Section 1.123 (but not any participant who is not otherwise a party to this Agreement). Any reference to a Lender shall be a reference to the applicable one of the Lenders and its successors, legal representatives, and assigns.

      "Letter(s) of Credit" means the Letter(s) of Credit described in Section
1.28 of this Agreement.

      "Letter of Credit Fees" has the meaning given in Section 1.29.

      "Letter of Credit Obligations" means the sum of the face amount of all outstanding Letters of Credit and all unpaid reimbursement obligations under the Reimbursement Agreement.

      "LIBOR Interest Rate" means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Agent to be equal to the quotient of (i) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Requirement for such Interest Period.

      "LIBOR Loan" means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the LIBOR Interest Rate.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).

      "Loan(s)" means, collectively, the Revolving Credit Loans, Swing Line Loans, the Term Loans, and/or the Bridge Loans, as the context requires.

      "Loan Documents" means the Agreement, the Notes, the Security Documents, the Reimbursement Agreement, and all other agreements, documents and certificates executed with or in favor of the Agent and/or Lenders in connection with the Agreement or any amendment to the Agreement or to any other Loan Document.

      "London Interbank Offered Rate" applicable to any Interest Period for a LIBOR Loan means the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which dollar deposits are offered on page 3750 of the Dow Jones Markets Screen for a period and in an amount comparable to the Interest Period and the principal amount of such LIBOR Loan, at approximately 11:00 a.m. London time, or if such rate is not available, the rate as determined by the Agent from any broker, quoting service or commonly available source utilized by the Agent.

      "Material Adverse Effect" means a material adverse effect on the financial condition, performance, business, operations or prospects of the Credit Parties, taken as a whole.

      "Money Market Investments" means (a) any security issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or having a remaining maturity of not more than 270 days, (b) any certificate of deposit, eurodollar time deposit and banker's acceptance with remaining maturity of not more than 270 days, any overnight bank deposit, any demand deposit account, in each case with any Lender or with any United State commercial bank having capital and surplus in excess of $500,000,000 and rated B or better by Thomson Bankwatch Inc., (c) any repurchase obligation with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, and (d) any commercial paper issued by any Lender or the parent corporation of any Lender and any other commercial paper rated A-1 by Standard & Poor's Rating Group of Prime-1 by Moody's Investors Service, Inc. and in any case having a remaining maturity of not more than 270 days.

      "Mortgage" means the Mortgage and Security Agreement executed and delivered to Agent for the benefit of the Lenders by Penobscot and dated as of June 29, 2005, as the same may be extended, amended, or replaced from time to time.

      "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA as to which any of the Credit Parties or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

      "Net Cash Proceeds" means (a) in the case of any Equity Issuance or Debt issuance by any Person, the aggregate cash payments and proceeds received by or on behalf of such Person less reasonable and customary fees and expenses (including underwriting discounts and commissions) incurred by such Person in connection therewith, less any amounts such Person is otherwise contractually obligated to pay in connection with or as a result of such Equity Issuance or Debt issuance, plus any cash received in respect of disposition or collection of any non-cash consideration received when actually received, (b) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by any Person in respect of such Casualty Event less (i) reasonable fees and expenses incurred by such Person in connection therewith, and (ii) contractually required payments of Indebtedness to the extent secured by Liens on the property subject to such Casualty Event and any income or transfer Taxes paid or reasonably estimated by such Person to be payable by such Person as a result of such Casualty Event, and (c) in the case of any Asset Disposition, the aggregate amount of all cash payments and proceeds (including any cash payments made from time to time in respect to the principal amount of any note or similar instrument or agreement providing for or evidencing debt as the deferred purchase price owing from the purchaser of such asset to the applicable Person) received by any Person in connection therewith less (i) reasonable fees and expenses incurred by such Person in connection therewith,
(ii) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition of such Asset Disposition, and (iii) any income or transfer Taxes paid or reasonably estimated by the Person to be payable by such Person as a result of such Asset Disposition.

      "Net Income" means for the applicable period, the net earnings of the Credit Parties on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:

            (a) any gain or loss arising from the sale of capital assets;

            (b) any gain arising from any write-up of assets;

            (c) net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;

            (d) net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;

            (e) net earnings or losses of any Person in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any Guarantor;

            (f) any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;

            (g) the net earnings or losses of any Person to which any assets of Borrower shall have been sold, transferred or disposed of after the date of such transaction,

            (h) the net earnings or losses of any Person into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

            (h) any gain arising from the acquisition of any securities of Borrower; and

            (i) any gain or loss arising from extraordinary items.

      "Non-Premium Event" means a reduction of the Revolving Credit Commitment as a result of or through use of funds generated by (i) internal cash flow, (ii) asset dispositions, (iii) insurance proceeds, (iv) sales of Capital Securities or Capital Securities-linked debt instruments

(including the sale of the Borrower), and/or (v) issuance of Debt by a third Person that replaces the Obligations as a whole but only if the Borrower has provided written notification to Agent including a copy of a written binding commitment from another financing source (the "Outside Commitment") for such replacement Debt, which may be subject to signature by the Borrower, and the Agent has failed to provide Borrower with a commitment for financing on substantially the same or better terms as the Outside Commitment within twenty
(20) days after receipt by Agent of the Outside Commitment along with all necessary financial and other information requested by the Agent which is reasonably necessary to render a decision as to whether to provide such a commitment.

      "Notes" means, collectively, the Revolving Credit Notes, the Swing Line Note, the Bridge Loan Notes, and the Term Notes, and "Notes" means any of the Notes.

      "Notice of Swing Line Refunding" has the meaning provided in Section 1.19.

      "Obligations" means and shall include all of the Credit Parties' obligations to the Agent and/or any Lender of any kind or nature, arising now or in the future under or related to this Agreement and/or the Loan Documents including obligations related to the Revolving Line Notes, any Reimbursement Agreement, the Swing Line Note, the Bridge Loan Notes, the Term Loan Notes, obligations related to Letters of Credit, overdrafts, obligations related to Rate Management Transactions, automated transfer transactions, electronic funds transfers, other transactions related to the Credit Parties' dealings with the Agent and/or any Lender, interest accruing after the filing of any petition or assignment in bankruptcy or for reorganization by or against the Credit Parties (whether or not such a claim for such post-petition interest is allowed in the proceedings), fees, charges, expenses, and amount payable with respect to guaranties.

      "PBGC" means the Pension Benefit Guarantee Corporation and any successor thereto.

      "Penobscot" means Penobscot Shoe Company.

      "Penobscot Business" means the footwear conducted by the Credit Parties under the Trotters and Softwalk trademarks.

      "Permitted Indebtedness" has the meaning given to it in Section 1.81.

      "Permitted Liens" means the Liens set forth on Schedule 1.1(c) and the following liens:

            (a) liens imposed by any governmental authority for Taxes or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower subject to such lien in accordance with GAAP on a consistent basis;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith and by appropriate proceedings;

            (c) pledges or deposits under workers' compensation, unemployment insurance and other social security legislation; and

            (d) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

      "Person" means any individual, sole proprietorship, or other entity of any kind or nature including any corporation, partnership, trust, unincorporated organization, limited liability company, unlimited liability company, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

      "Plan" means any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of a Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

            (a) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, "golden parachute", "rabbi trust", or other executive compensation plan, program, contract, arrangement or practice;

            (b) ERISA Plans - any "employee benefit plan" as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

            (c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

      "Prepayment Premium" means a payment with respect to any applicable prepayment of the Term Loans by the Borrower of three percent (3%) of the principal prepaid if it occurs in the first year, two percent (2%) of the principal prepaid if it occurs in the second year, and one percent (1%) of the principal prepaid if it occurs in the third year.

      "Prime Rate" means the rate of interest announced by the Agent from time to time at its Principal Office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Agent to its borrowers.

      "Principal Office" means the Agent's office at 255 East Avenue, Rochester, New York 14604.

      "Proportionate Share" means, for each of the Lenders, that percentage which is equal to its percentage Commitment as shown on Schedule 1.1(a) with respect to any particular facility, and with respect to all facilities, the percentage which is equal to the aggregate total of its

Commitments for all facilities except the Swing Line Facility divided by the aggregate total of the Commitments for all of the Lenders for all facilities except the Swing Line Facility.

      "Purchase Date" has the meaning given to it in Section 1.19.

      "PXG Canada" means PXG Canada, Inc.

      "Quarterly Covenant Compliance Sheet" means the covenant compliance sheet delivered on a quarterly basis by Borrower to Lenders in the form of Exhibit A attached hereto.

      "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

      "Reduction Fee" means a payment to the Lenders with respect to any reduction of the Revolving Credit Commitments by the Borrower, with respect to which a Reduction Fee is due pursuant to Section 1.5, of three percent (3%) of the amount of the reduction if it occurs in the first year, two percent (2%) of the amount of the reduction if it occurs in the second year, and one percent (1%) of the amount of the reduction if it occurs in the third year.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

      "Reimbursement Agreements" means, collectively, the Reimbursement Agreements executed and delivered pursuant to Section 1.30 of this Agreement, as amended, modified or restated from time to time.

      "Reimbursement Obligations" shall have the meaning assigned to such term in Section 1.30.

      "Release" has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

      "Requisite Lenders" means the Lenders holding at least two-thirds of the aggregate amount of Commitments.

      "Revolving Credit Commitment" means the Commitment of any Lender related to the Revolving Credit Facility.

      "Revolving Credit Facility" means the revolving credit facility established pursuant to Section 1.3 of this Agreement.

      "Revolving Credit Loan(s)" means a loan or loans made by the Lenders to Borrower under the Revolving Credit Facility.

      "Revolving Credit Notes" means the Revolving Credit Notes in the amount of the Revolving Credit Commitments, as such notes may be amended, modified or restated from time to time.

      "Royal" means Royal Robbins, Inc.

      "Royal Acquisition Agreement" means the Stock Purchase Agreement dated as of October 2, 2003 by and among Dan J and Denise L, Costa, as trustees of the Dan J. and Denise L. Costa 1997 Family Trust and Douglas Vient as trustee of the Kelsie L. Costa Trust and the Daniel S. Costa Trust, Royal and Borrower.

      "Royal Business" means the outdoor leisure sportswear and related products business operated by the Credit Parties.

      "Scheduled Principal Payments" means (i) all regularly scheduled principal payments (not including Excess Cash Flow mandatory prepayments) on the Term Loans, without credit or reduction for any prepayments, and (ii) principal payments due with respect to other Indebtedness (including among others capitalized lease payments).

      "Security Agreements" means the General Security Agreements listed on
Schedule 1.1(d).

      "Security Documents" means those documents set forth on Schedule 1.1(e).

      "Subsidiary" means any Person, the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements in accordance with GAAP (including among others consolidated subsidiaries of consolidated subsidiaries).

      "Swing Line Commitment" means $5,000,000, as the same may be reduced from time to time in accordance with the terms of this Agreement.

      "Swing Line Facility" means the credit facility evidenced by the Swing Line Commitment.

      "Swing Line Lender" means Manufacturers and Traders Trust Company, together with its successors and assigns.

      "Swing Line Loan(s)" means Loans made from time under the Swing Line as described in Section 1.6.

      "Swing Line Note" has the meaning provided in Section 1.11.

      "Swing Line Participation Amount" has the meaning provided in Section
1.19.

      "Tax" means any federal, state, provincial, or foreign tax (including withholding tax), assessment, or other governmental charge (including penalties and interest) upon a Person or upon its assets, revenues, income, or profits.

      "Termination Date" means June 30, 2010.

      "Term Loan Commitment" means the Commitment of any Lender related to the Term Loans.

      "Term Loan Maturity Date" means June 1, 2011.

      "Term Loans" means the $28,000,000 aggregate original outstanding principal balance term loans made by the Lenders pursuant to Article III hereof.

      "Term Notes" means the Term Notes evidencing the Term Loans, as such notes may be amended, modified or restated from time to time.

      "Trademark Security Agreements" means the Trademark Collateral Security and Pledge Agreement listed on Schedule 1.1(e), and any similar document delivered by any Credit Party, and, as amended, modified or restated from time to time.

      "Trask" means H.S. Trask & Co.

      "Trask Business" means the casual footwear and apparel business conducted by the Credit Parties under the Trask trademark.

      "Unfinanced Capital Expenditures" means all capital expenditures other than (i) capital expenditures financed by the Lenders (but excluding for this definition any capital expenditures financed with the proceeds of a Revolving Credit Loan), and (ii) capital expenditures financed with Indebtedness (other than the Loans) permitted under this Agreement or Indebtedness to which the Agent consents in writing.

      1.144 Interpretation. This Agreement has been prepared in cooperation of counsel for each of the parties, and shall not be construed as against any particular party as drafter. Unless otherwise expressly provided in this Agreement, the following interpretations shall apply:

            1.144.122 references in this Agreement to statutes shall include any amendments of the same and any rules and regulations promulgated thereunder,

            1.144.123 references to Persons include their permitted successors and assigns, and in the case of any governmental authority, any Person succeeding to its functions and capacities,

            1.144.124 references to agreements (including exhibits and schedules thereto) include amendments, assignments, and restatements provided that such amendments, assignments, and restatements are not prohibited by the Loan Documents,

            1.144.125 references to specific sections, articles, annexes, schedules, and exhibits are to this Agreement,

            1.144.126 words importing gender include the other gender,

            1.144.127 the singular includes the plural and the plural includes the singular,

            1.144.128 the words, "including", "include", and "includes" shall be deemed to be followed by the words "without limitation",

            1.144.129 each authorization herein shall be deemed irrevocable and coupled with an interest,

            1.144.130 obligations or liabilities of the Credit Parties, or any of them, to which this Agreement makes reference shall be joint and several,

            1.144.131 accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP, and

            1.144.132 captions and headings are for ease of reference only and shall not affect the construction hereof.

                    ARTICLE XVI - REVOLVING CREDIT FACILITY

      1.145 Revolving Credit Commitment. The Lenders agree, subject to Section
1.4 and the other terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount of $28,000,000, as such amount may be reduced pursuant to Section 1.5.

      Each Revolving Credit Loan which shall not utilize the Revolving Credit Commitment in full shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) unless made pursuant to Section 1.19. During the period from the Closing Date to the Termination Date and within the limits of the Revolving Credit Commitment and subject to Section 1.4, the Borrower may borrow, prepay pursuant to Section 1.12, and reborrow under this Section 1.3, but not more often than weekly. On such terms and conditions, the Revolving Credit Loans may be outstanding as Base Rate Loans or LIBOR Loans.

      1.146 Borrowing Base. Notwithstanding the provisions of Section 1.3, the aggregate principal amount of all outstanding Revolving Credit Loans, Swing Line Loans, and all Letter of Credit Obligations shall not exceed the lesser of the Borrowing Base and the Revolving Credit Commitment. At any time that the aggregate principal amount of all outstanding Revolving Credit Loans, Swing Line Loans, and all Letter of Credit Obligations exceeds the lesser of the Borrowing Base and the Revolving Credit Commitment, the Borrower shall immediate prepay the Revolving Credit Loans and/or Swing Line Loans pursuant to Section 1.12 hereof.

      1.147 Reduction of Revolving Credit Commitment. The Borrower shall have the right, upon at least three (3) Business Days' notice to the Agent, to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitment on the following terms and conditions;

            1.147.133 each partial reduction in the Revolving Credit Commitment shall be in the amount of at least One Million Dollars ($1,000,000);

            1.147.134 unless financed from a Non-Premium Event, a reduction in the Revolving Credit Commitment during the period between the date of this Agreement and the close of business on the third annual anniversary of the date of this Agreement, requires concurrent payment to Lenders of a Reduction Fee;

            1.147.135 no reduction in the Revolving Credit Commitment shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Revolving Credit Loans, the Swing Line Loans, and the Letter of Credit Obligations shall exceed the lesser of Revolving Credit Commitment or the Borrowing Base; and

            1.147.136 the Revolving Credit Commitment, once reduced or terminated, may not be reinstated.

      1.148 Swing Line Sub-Facility. The Swing Line Lender agrees, subject to
Section 1.4 and the other terms and conditions hereinafter set forth, to make Swing Line Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount outstanding not to exceed at any time the Swing Line Commitment.

      Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than Two Hundred Thousand Dollars ($200,000). During the period from the Closing Date to the Termination Date and within the limits of the Swing Line Commitment and subject to Section 1.4, the Borrower may borrow, prepay pursuant to Section 1.12, and reborrow under this
Section 1.6. On such terms and conditions, Swing Line Loans shall be outstanding as Base Rate Loans only.

      1.149 Notice and Manner of Borrowing.

            1.149.137 Borrower agrees to give the Agent notice of any Revolving Credit Loan or Swing Line Loan under this Agreement, at least one (1) Business Day before each Base Rate Loan, and at least three (3) Business Days before each LIBOR Loan, specifying: (a) the date of such Loan; (b) the amount of such Loan;
(c) the type of Loan; and (d) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto.

            1.149.138 Subject to the terms of this Agreement, not later than 3:00 P.M. (New York time) on the date of any such Swing Line Loan, and upon fulfillment of the applicable conditions set forth in Article VIII, the Agent shall credit the amount of such advance, in immediately available funds, to the account of the Borrower maintained with the Agent for that purpose.

            1.149.139 Subject to the terms of this Agreement, not later than 3:00 P.M. (New York time) on the date of any such Revolving Credit Loan, and upon fulfillment of the applicable conditions set forth in Article VIII, each Lender shall make its Proportionate Share of such advance available in immediately available funds to the Agent at the Agent Office, for credit to the account of the Borrower. The Agent shall credit all amounts so received, together with its Proportionate Share of such advance, in immediately available funds, to the account of the Borrower maintained with the Agent for that purpose.

      1.150 Conversions and Renewals. Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into a Base Rate Loan and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (a) the renewal or conversion date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the type of Loan to be converted into; and (d) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 1.8 shall be irrevocable and shall be given not later than 11:00A.M. (New York time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest-Period for such Loan. Each LIBOR Loan shall be in an amount not less than One Million Dollars ($1,000,000) and in Five Hundred Thousand Dollar ($500,000) increments. The Borrower may not have more than six
(6) LIBOR elections in effect at any one time with respect to Revolving Credit Loans, nor more than three (3) LIBOR elections in effect at any one time with respect to Term Loans.

      1.151 Notices. All notices given under Section 1.7 and Section 1.8 shall be irrevocable and shall be given not later than 11:00 A.M. (New York time) on the day which is not less than the number of Business Days specified above for such notice. Notices given pursuant to Section 1.7 and Section 1.8 shall be in writing or by confirmed facsimile transmission or by email actually received by the Agent, and shall be given to the Agent at the Agent Office. Notices shall be effective on the date received by the Agent if received on or before 10:00 a.m. on a Business Day, and shall be effective on the next Business Day if received after 10:00 a.m. on a Business Day. The Agent shall promptly notify each of the Lenders of receipt of any such notice.

      1.152 Interest.

            1.152.140 Borrower shall pay interest to the Lenders on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at either the Base Rate or the LIBOR Interest Rate as the case may be, in each case plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

            1.152.141 Borrower shall pay interest to the Swing Line Lender on the outstanding and unpaid principal amount of the Swing Line Loans made under this Agreement at the Base Rate plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

            1.152.142 Interest on the Loans shall be paid in immediately available funds to the Agent on the first day of each month. All accrued and unpaid interest shall be due and payable on the Termination Date.

      1.153 Revolving Credit Notes; Swing Line Notes; Principal Payments.

            1.153.143 Borrower's obligation to repay the Revolving Credit Loans shall be evidenced by Revolving Credit Notes in substantially the form of Exhibit B to this Agreement, with blanks appropriately completed, in favor of each Lender in the aggregate amount of each Lender's respective Revolving Credit Commitment. All Revolving Credit Loans shall be repaid in full on the Termination Date.

            1.153.144 Borrower's obligation to repay the Swing Line Loans shall be evidenced by a Swing Line Note in substantially the form of Exhibit C to this Agreement, with blanks appropriately completed, in favor of the Swing Line Lender in the amount of the Swing Line Commitment. The principal amount of all Swing Line Loans shall be repaid on the last Business Day of each calendar week, but no later than the Termination Date, and subject to Section 1.3 and Section 1.4, such amounts may be repaid by means of an advance under the Revolving Line Facility.

      1.154 Prepayments.

            1.154.145 Borrower may prepay the Revolving Credit Notes in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, but without premium or penalty, provided that (a) each partial payment shall be in a principal amount of not less then Two Hundred Thousand Dollars ($200,000); and (b) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loans.

            1.154.146 At any time that the Borrower becomes aware or receives notice (oral or written) that the outstanding principal amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately prepay the Revolving Credit Loans by the amount necessary to comply with the provisions of
Section 1.4.

            1.154.147 Borrower may prepay the Swing Line Notes in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, but without premium or penalty.

      1.155 Method of Payment. Borrower shall make each payment under this Agreement and under the Revolving Line Notes and Swing Line Note not later than 12:00 P.M. (New York time) on the date when due in lawful money of the United States to the Agent at its Principal Office in immediately available funds. Borrower hereby authorizes the Agent, if and to the extent payment is not made when due under this Agreement or under the Revolving Line Notes and Swing Line Note, to charge from time to time against any account of Borrower with the Agent any amount as due. Whenever any payment to be made under this Agreement or under the Revolving Line Notes and Swing Line Note shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

      1.156 Illegality. Notwithstanding any other provision in this Agreement, if the Agent is advised by the Requisite Lenders that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Lenders with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Lenders to maintain or fund LIBOR Loans, then upon notice to the Borrower, the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to such Lenders under this Agreement shall be repaid (a) immediately upon demand of the Agent acting upon the direction of the Requisite Lenders if such change or compliance with such request, in the judgment of such Lenders, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

      1.157 Disaster. Notwithstanding anything to the contrary herein, if any Lender determines (which determination shall be conclusive) that:

            1.157.148 Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

            1.157.149 The relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate for any such type of Loan is to be determined do not accurately cover the cost to such Lender of making or maintaining LIBOR Loans; then such Lender shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of such Lender to make LIBOR Loans shall be suspended until such Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

      1.158 Increased Cost. From time to time upon notice to the Borrower from any Lender, the Borrower shall pay to such Lender such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Lender under this Agreement or the Notes in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Lender of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (a) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any such Loans (other than Taxes imposed on the overall net income of such Lender for any of such Loans by the jurisdiction where the Principal Office is located); or (b) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions or credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (c) imposes any other condition affecting this Agreement or the Notes (or any such extensions of credit or liabilities). Such Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 1.158 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event will Borrower be liable for Additional Costs arising from any Regulatory Change which occurred more than six (6) months before the date of such notice.

      Determinations by the Lenders for purposes of this Section 1.158 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required compensate any the Lenders in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

      1.159 Risk-Based Capital. In the event that any of the Lenders determines that with respect to any LIBOR Loans hereunder (a) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or
(b) compliance by such Lender or any corporation that Controls such Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Lender or any corporation that Controls such Lender, and such Lender determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to such Lender, such additional amount as shall be certified by such Lender to be the amount allocable to such Lender's obligations to the Borrower hereunder. Such Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 1.159 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event will the Borrower be liable for any compensation hereunder based on any event which occurred more than six (6) months before the date of such notice.

      Determinations by the Lenders for purposes of this Section 1.159 of the effect of any increase in the amount of capital required to be maintained by any Lender and of the amount allocable to such Lender's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

      1.160 Funding Loss Indemnification. Upon notice to Borrower from the Agent, Borrower shall pay to the Lenders such amount or amounts as shall be sufficient (in the reasonable opinion of the Lenders) to compensate them for any loss, cost, liability, funding loss, or expense (in each case whether by reason of any reduction in yield, the liquidation or reemployment of any deposit or other funds acquired by the Lenders, the fixing of any interest rate payable on LIBOR Loans, or otherwise) incurred directly or indirectly as a result of:

            1.160.150 any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or

            1.160.151 any failure by Borrower to borrow or convert a LIBOR Loan on the date for borrowing or conversion specified in the relevant notice under
Section 1.7 or 1.8, as the case may be, or

            1.160.152 any failure by Borrower to pay a LIBOR Loan on any date for payment specified in Borrower's written notice of intention to pay such LIBOR Loan, or

            1.160.153 other event pursuant to which a LIBOR Loan is converted to a Base Rate Loan.

      1.161 Refunding of, or Participation in, Swing Line Loans.

            1.161.154 If any Event of Default exists, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Line Loans owing to it be refunded by delivering a notice to such effect to the Agent, specifying the aggregate principal amount thereof (a "Notice of Swing Line Refunding"). Promptly upon receipt of a Notice of Swing Line Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders and, unless an Event of Default specified in Sections 1.103.1071.103.107.7 -1.103.107.10 in respect of Borrower has occurred, each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a request for Revolving Line Loans pursuant to Section 1.7 consisting of Base Rate Loans in the amount of the Swing Line Loans to which it relates. Each Lender (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 1.64 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (b) below) to make a Revolving Credit Loan to the Borrower in an amount equal to such Lender's Proportionate Share of the aggregate amount of the Swing Line Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such Revolving Credit Loan available to the Agent in immediately available funds at the Agent Office not later than 3:00 P.M. (New York time), if such notice is received by such Lender prior to 11:00 A.M. (New York time), or not later than 3:00 P.M. (New York time) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Credit Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Line Loans to which such Notice of Swing Line Refunding related. The Borrowers irrevocably and unconditionally agree that, notwithstanding anything to the contrary contained in this Agreement, Revolving Credit Loans made as herein provided in response to a Notice of Swing Line Refunding shall constitute Revolving Credit Loans hereunder consisting of Base Rate Loans.

            1.161.155 If prior to the time a Revolving Credit Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in Sections 1.103.1071.103.107.7 -1.103.107.10 shall have occurred in respect of Borrower or one or more of the Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the "Purchase Date"), purchase an undivided participating interest in the outstanding Swing Line Loans to which such Notice of Swing Line Refunding related, in an amount (the "Swing Line Participation Amount") equal to such Lender's Proportionate Share of such Swing Line Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender's Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender's receipt of the funds from, and evidencing such Lender's participating interest in such Swing Line Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Line Participation Amount is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the Federal Funds Rate from the due date until such amount is paid in full.

            1.161.156 Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrowers on account of the related Swing Line Loans, the Swing Line Lender will promptly distribute to such Lender its Proportionate Share of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

            1.161.157 Each Lender's obligation to make Revolving Credit Loans and/or to purchase participations in connection with a Notice of Swing Line Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof and (ii) at the time the Swing Line Loans that are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Line Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

      1.162 Unused Commitment Fee. Borrower agrees to pay to the Lenders the Applicable Unused Fee on the unused portion of the Revolving Credit Commitment. Such fee shall be payable quarterly and the Agent is hereby authorized to charge Borrower's account with Agent for the amount of such fee. The Agent will send Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated.

      1.163 Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used on the date of this Agreement for repayment of obligations under lines of credit with Manufacturers and Traders Trust Company. Thereafter the Revolving Credit Loans will be available for the Borrower's general corporate purposes. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

                ARTICLE XVII - AMOUNT AND TERMS OF THE TERM LOANS

      1.164 Term Loans.

            1.164.158 Term Loans. The Lenders agree, on the terms and conditions hereinafter set forth, to continue in effect the loans (the "Term Loans") made to Borrower under the terms of the Prior Agreement, in the aggregate principal amount of Twenty-Eight Million Dollars ($28,000,000.00).

            1.164.159 Term Notes. Borrower's obligation to repay the Term Loans shall be evidenced by its promissory notes in substantially the form of Exhibit D to this Agreement, with blanks appropriately completed, in the aggregate amount of each Lender's respective Term Loan Commitment and evidencing Obligations related to the Term Loans.

            1.164.160 Principal Payments on Term Loans. Borrower agrees to pay the principal amount of the Term Loans in consecutive quarterly installments based upon the following schedule:

                                                    Quarterly Principal
            Payment Date                                 Payment
-----------------------------------                 -------------------
10/1/05, 1/1/06, 4/1/06, and 7/1/06                    $   550,000
10/1/06, 1/1/07, 4/1/07, and 7/1/07                    $   775,000
10/1/07, 1/1/08, 4/1/08, and 7/1/08                    $   850,000
10/1/08, 1/1/09, 4/1/09, and 7/1/09                    $   975,000
10/1/09, 1/1/10, 4/1/10, and 7/1/10                    $ 1,050,000
10/1/10, 1/1/11, and 4/1/11                            $ 1,050,000

The entire unpaid principal amount of the Term Loans shall be due and payable on the Term Loan Maturity Date.

      1.165 Interest.

            1.165.161 Borrower shall pay interest to the Lenders on the outstanding principal amount of the Term Loans at either the Base Rate or the LIBOR Interest Rate as the case may be, in each case plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on the Term Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

            1.165.162 Interest on the Term Loans shall be paid in immediately available funds to the Agent, in the case of Base Rate Loans on the first day of each month and in the case of LIBOR Loans, on the last day of the Interest Period with respect thereto, but in any event at least every three months. All remaining accrued interest shall be due and payable on the Term Loan Maturity Date.

      1.166 Method of Payment. Borrower shall make each payment under this Agreement and under the Term Notes not later than 11:00 A.M. (New York time) on the date when due in lawful money of the United States to the Agent at its Principal Office in immediately available funds. Borrower hereby authorizes the Agent, if and to the extent payment is not made when due under this Agreement and under the Term Notes, to charge from time to time against any account of Borrower with the Agent any amount so due. Whenever any payment to be made under this Agreement or under the Term Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

      1.167 Use of Proceeds. The proceeds of the Term Loans shall be used by Borrower first to refinance existing senior term debt of the Borrower, and then to partially fund the acquisition of Chambers. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

      1.168 Excess Cash Flow Recapture Mandatory Prepayment. On or before the one-hundredth (100th) day after the end of each of its Fiscal Years, the Borrower shall prepay the Term Loans in an amount equal to seventy-five percent (75%) of Excess Cash Flow (calculated on a consolidated basis) for such Fiscal Year just ended; provided however, such mandatory prepayments shall be reduced to 50% of Excess Cash Flow if the Average Borrowed Funds to EBITDA Ratio is less than 2.75 to 1.00 as of the end of the applicable Fiscal Year, and shall be eliminated if the Average Borrowed Funds to EBITDA Ratio is less than 2.50 to
1.00 as of the end of the applicable Fiscal Year. Such mandatory prepayments shall be applied to unpaid principal of the Term Loans in inverse order of the dates on which payments are due thereunder, and shall not be subject to the Prepayment Premium.

      1.169 Applicable Provisions. Sections 1.8, 1.9, 1.156, 1.15, 1.16, 1.17,
and 1.18 also shall apply to the Term Loans.

                  ARTICLE XVIII - LETTERS OF CREDIT SUBFACILITY

      1.170 Letter of Credit Subfacility. Subject to the terms and conditions of this Agreement and provided the Borrower complies with all application requirements of the Agent acting as a Lender for issuing letters of credit, prior to the Termination Date, the Agent acting as a Lender agrees to issue and extend standby and commercial letters of credit (individually, a "Letter of Credit") for the account of Borrower: provided, however, that (a) no Letter of Credit (other than the Earn-Out Letter of Credit) shall have an expiration date that is later than the earlier of one year after the date of issuance thereof or the Termination Date (provided that a Letter of Credit may provide that it is extendable for consecutive one year periods if such period does not end after the Termination Date); (b) Borrower shall not request that the Agent acting as a Lender issue any Letter of Credit, if, after giving effect to such issuance, the sum of the aggregate Letter of Credit Obligations plus the aggregate outstanding principal amount of all outstanding Revolving Credit Loans and Swing Line Loans would exceed the lesser of (i) the aggregate Revolving Credit Commitments and
(ii) the aggregate amount then available under the Borrowing Base; and (c) Borrower shall not request that the Agent acting as a Lender issue any Letter of Credit if after giving effect to such issuance, the aggregate Letter of Credit Obligations would exceed $6,000,000.

      At least three Business Days prior to the date a Letter of Credit is to be issued, the Agent must receive notice from the Borrower (in writing or by confirmed telefacsimile) at the Agent Office, specifying the proposed terms of the Letter of Credit including the beneficiary, the face amount, the draw terms, the maturity date, and the nature of the transactions or obligations to be supported thereby. The Agent will provide prompt notice by telefacsimile to the Lenders with a copy of such notice.

      1.171 Fees. The Borrower will pay to the Agent for the benefit of the Banks on the date of issuance of each Letter of Credit and on each annual anniversary date thereafter, a non-refundable Letter of Credit fee equal to the then Applicable Margin for Revolving Credit Loans multiplied by the outstanding face amount of such Letter of Credit ("Letter of Credit Fees"). The Borrower also shall pay the Agent a fronting fee equal to 0.125% of the face amount of each Letter of Credit on the date of issuance. In addition, the Borrower shall pay to the Agent all other fees customarily charged by the Bank in connection with letters of credit such as fees in connection with negotiation and amendments.

      1.172 Reimbursement. Prior to issuance of each Letter of Credit, the Borrower will execute a Letter of Credit Reimbursement Agreement (each a "Reimbursement Agreement") in form and substance satisfactory to Agent, documenting its Obligations with respect to the Letters of Credit (such Obligations being the Borrower's "Reimbursement Obligations"). To the extent of any conflict between the terms of this Agreement and the Reimbursement Agreement or any letter of credit application, the terms of this Agreement shall control.

      1.173 Participations. On the date of issuance of each Letter of Credit each of the Lenders automatically shall be deemed to have purchased from the Agent acting as a Lender a participation equal to its Proportionate Share of the Obligations related to such Letter of Credit. Such participation shall be as primary obligor and not as surety, and shall be unconditional, absolute, and irrevocable.

      Promptly upon receipt of any notice of any draw under any Letters of Credit, the Agent shall provide notice of the same to the each of the Lenders.

      1.174 Indemnity. The Borrower hereby agrees to indemnify and hold harmless the Agent and each of the Lenders from and against any and all losses, liabilities, claims, damages, costs, or expenses of any kind or nature (including consequential damages) that they may incur or that may be claimed against them by reason of or related in any manner to the Letters of Credit; provided, however, that the Borrower shall not be required to indemnify the Agent or any of the Lenders from and against any such losses, liabilities, claims, damages, costs, or expenses to the extent, but only to the extent, that they are caused by a failure to honor a draw under a Letter of Credit that conforms strictly to the requirements of the Letter of Credit, by a failure to perform contractual obligations, or by the willful misconduct or gross negligence of the Agent or any of the Lenders respectively.

               ARTICLE XIX - AMOUNT AND TERMS OF THE BRIDGE LOANS

      1.175 Bridge Loans.

            1.175.163 Bridge Loans. On the date of this Agreement the Lenders agree, on the terms and conditions hereinafter set forth, to make loans (the "Bridge Loans") to Borrower, in the aggregate principal amount of Seven Million Dollars ($7,000,000.00).

            1.175.164 Bridge Loan Notes. Borrower's obligation to repay the Bridge Loans shall be evidenced by its promissory notes in substantially the form of Exhibit E to this Agreement, with blanks appropriately completed, in the aggregate amount of each Lender's respective Bridge Loan Commitment and evidencing Obligations related to the Bridge Loans.

      1.176 Principal Payment on Bridge Loans. The entire outstanding principal amount of the Bridge Loans shall be due and payable on the Bridge Loans Maturity Date.

      1.177 Interest.

            1.177.165 Borrower shall pay interest to the Lenders on the outstanding principal amount of the Bridge Loans at either the Base Rate plus three-fourths percentage point (.750%) or the LIBOR Interest Rate plus three and one-half percentage points (3.500%). Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on the Bridge Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

            1.177.166 Interest on the Bridge Loans shall be paid in immediately available funds to the Agent, in the case of Base Rate Loans on the first day of each month and in the case of LIBOR Loans, on the last day of the Interest Period with respect thereto, but in any event at least every three months. All remaining accrued interest shall be due and payable on the Bridge Loans Maturity Date.

      1.178 Method of Payment. Borrower shall make each payment under this Agreement and under the Bridge Loan Notes not later than 11:00 A.M. (New York time) on the date when due in lawful money of the United States to the Agent at its Principal Office in immediately available funds. Borrower hereby authorizes the Agent, if and to the extent payment is not made when due under this Agreement and under the Bridge Loan Notes, to charge from time to time against any account of Borrower with the Agent any amount so due. Whenever any payment to be made under this Agreement or under the Bridge Loan Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

      1.179 Use of Proceeds. The proceeds of the Bridge Loans shall be used by Borrower to finance the Bahama Acquisition. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

      1.180 Applicable Provisions. Sections 1.8, 1.9, 1.156, 1.15, 1.16, 1.17,
and 1.18 also shall apply to the Bridge Loans.

                     ARTICLE XX - CERTAIN GENERAL PROVISIONS

      1.181 Administrative Expenses. Borrower shall pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Agent related to this Agreement, the Obligations, the perfection of any collateral security required hereunder, the transactions contemplated by this Agreement, and the administration of the Loans. Such payments shall be due at Closing and thereafter as incurred by the Agent.

      1.182 Collection Costs. At the request of the Agent, Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with administration of the Obligations or collection of any of the Obligations or enforcement of any of the Lenders' rights hereunder or under any Notes, Security Document, Reimbursement Agreement, or other agreement related hereto. This obligation shall survive the payment of any notes executed hereunder. The Lenders may apply any payments of any nature received by it first to the payment of Obligations under this Section 1.34, notwithstanding any conflicting provision contained in this Agreement or any other agreement with the Borrower.

      1.183 Default Interest Rate. Upon the occurrence of an Event of Default, notwithstanding anything else herein, the rate of interest on each of the Obligations shall be automatically increased to a rate at all times equal to three percentage points (3%) above the rate of interest which would be in effect absent such failure of compliance and fees applicable to Letters of Credit shall be increased by three percentage points (3%), such increased rate and fees to remain in effect through and including the satisfaction and payment in full of all of the

Obligations and the termination of the Commitment, or written waiver of such Event of Default by the Agent.

      1.184 Late Payment Fees. Payments of principal and/or interest not made in full before the date five (5) days after the date due shall be subject to a processing charge of five percent (5%) of the payment due.

      1.185 Payment of Fees. Borrower hereby authorizes the Agent to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Agent if not paid on the due date for such fees. The Agent shall give the Borrower notice of any such withdrawals, provided, however, that failure by the Agent to give the Borrower notice shall not prevent the Agent from making any such withdrawals under this Section 1.37.

      1.186 Prepayments Upon Default. If by reason of an Event of Default the Lenders elect to declare the Obligations to be immediately due and payable and/or to reduce or terminate the Commitment, then any indemnities pursuant to
Section 1.18, the Prepayment Premium, and the Reduction Fee shall become due and payable in the same manner as though the Borrower had reduced or terminated the Revolving Credit Commitment, or prepaid the Term Loans, as applicable.

      1.187 Prepayments

            1.188.167 LIBOR Loans made under the Revolving Line Facility, the Bridge Loan Notes, and the Term Loan Notes are prepayable only at the end of the respective applicable Interest Periods. Breakage costs pursuant to Section 1.18 will apply to any payment of principal for any reason during an applicable Interest Period, including without limitation by reason of acceleration.

            1.188.168 The Agent reserves the right to require advance notice for all prepayments of Base Rate Loans and LIBOR Loans.

            1.188.169 Voluntary principal prepayments of the Term Loans and, to the extent such voluntary prepayments are permitted by Section 1.187(d), of the Bridge Loans must be in minimum amounts of $500,000 each, and under the Revolving Line Facility must be in minimum amounts of $200,000 each. Voluntary principal prepayments of the Term Loans, other than by reason of a Non-Premium Event, during the period from the date of this Agreement through the close of business on the third annual anniversary of the date of this Agreement are subject to payment of the Prepayment Premium.

            1.188.170 The Bridge Loans may not be prepaid, except as provided in
Section 1.187(e) without the prior written consent of the Agent; provided, however, that the Bridge Loans may be prepaid with the proceeds of the issuance of Indebtedness acceptable to the Agent in its sole discretion and subordinated to the Obligations in form satisfactory to the Agent. Payment of the Bridge Loans, whether prior to the Bridge Loan Maturity Date or upon maturity of the Bridge Loans, may not be made using proceeds of the Revolving Credit Facility.

            1.188.171 Mandatory principal prepayments shall be made within five Business Days after the date received by any Credit Party (i) in an amount equal to one hundred percent (100%) of Net Cash Proceeds of any Asset Disposition outside of the ordinary course of business in excess of $100,000, (ii) one hundred percent (100%) of the Net Cash Proceeds from any Casualty Event unless used to restore, repair, or replace the property with respect to which the Net Cash Proceeds were received, (iii) one hundred percent (100%) of the Net Cash Proceeds from the issuance of Debt, and (iv) seventy-five percent (75%) of Net Cash Proceeds from any Equity Issuance except (A) Net Cash Proceeds from Equity Issuances for the purpose of funding acquisitions approved in advance by the Agent and (B) Net Cash Proceeds of less than $100,000 in any fiscal year of Equity Issuances in connection with the exercise by employees or directors of stock options. The Agent shall apply any such mandatory prepayment to either, in the sole discretion of the Agent, the Term Loans or the Bridge Loans. Mandatory prepayments of the Term Loans shall not be subject to the Prepayment Premium.

            1.188.172 Prepayments of the Term Loans shall be applied to the principal installments in the inverse order of their maturities.

      6.8 Taxes Payable by Borrower. If under applicable law any Tax is required to be withheld or deducted by the Borrower from, or is otherwise payable by the Borrower in connection with, any payment to the Lenders under the Loan Documents, the Borrower shall (a) make such withholdings or deductions as are required by applicable law, (b) pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law, and (c) pay to the Lenders such additional amounts as may be necessary so that the net amount received by the Lenders with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted by the Borrower, is equal to the full amount payable under the Loan Documents.

      6.9 Obligations Related to Rate Management Transactions. In the event that the Borrower enters into any Rate Management Transaction with any Lender, any costs incurred by the Lender or its Affiliates in connection therewith, including any interest, expenses, fees, premiums, penalties or other charges associated with any obligations undertaken by the Lender or its Affiliates to hedge or offset the Lender's or its Affiliates obligations pursuant to such agreement, or the termination of any such obligations, shall be (i) deemed additional interest and/or a related expense (to be determined in the sole discretion of the Lender) and due as part of the Obligations and secured by all collateral for and covered by all guarantees of the Obligations to the full extent thereof, and included in any judgment in any proceeding instituted by the Lender.

                    ARTICLE XXI - REPRESENTATIONS OF BORROWER

      The Borrower represents and warrants to the Lenders as follows:

      1.189 Organization and Power.

            1.189.173 Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could have a material adverse impact on its business. The jurisdictions of formation and qualification for each of the Credit Parties are described in Schedule 1.45.

            1.189.174 Each of the Credit Parties has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.

      1.190 Proceedings of Borrower

            1.191.175 All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.

            1.191.176 The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by each of the Credit Parties of their respective obligations under this Agreement, the Security Documents and all related documents and agreements will not violate any provision of law or their respective Certificates of Incorporation or By-Laws. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any governmental authority.

      7.3 Proceedings of Borrower.

            1.191.177 All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.

            1.191.178 The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by each of the Credit Parties of their respective obligations under this Agreement, the Security Documents and all related documents and agreements will not violate any provision of law or their respective Certificates of Incorporation or By-Laws. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any governmental authority.

      1.192 Capitalization. All of the outstanding Capital Securities of Borrower are duly authorized, validly issued and fully paid. All of the Capital Securities of each of Borrower's Subsidiaries are owned by Borrower or a Subsidiary of Borrower.

      1.193 Litigation. Except as set forth on Schedule 1.49, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any federal, state, municipal or other governmental department, commission, board, bureau, instrumentality or other agency, domestic or foreign, pending or, to the knowledge of the Credit Parties, threatened against or affecting the Credit Parties that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, is not adequately covered by insurance and would have a Material Adverse Effect.

      1.194 Financial Statements. The audited restated consolidated balance sheets of Borrower as of the Fiscal Year ended January 1, 2005, and the related statements of operation, stockholders equity and cash flows (including supporting footnote disclosures) for the fiscal years then ended, with the opinion of Deloitte & Touche, LLP (collectively, the "Financial Statements"), all heretofore furnished to the Agent, have been prepared in accordance with GAAP consistently applied throughout the periods indicated are all true and correct in all material respects and present fairly the financial condition at the date of said financial statements and the results of operations for the fiscal period then ending. The Credit Parties as of such date did not have any significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Credit Parties. All such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

      1.195 Material Adverse Changes. As of the date of this Agreement, since April 2, 2005 there has been no material adverse change in the operations, business, property, assets or condition, financial or otherwise of the Credit Parties, taken as a whole, except for changes disclosed prior to the date of this Agreement by the Borrower either (i) in writing to the Agent or (ii) in the Borrower's filings with the Securities and Exchange Commission.

      1.196 Taxes. Each of the Credit Parties have filed or caused to be filed when due all federal tax returns or extensions and all state and local tax returns or extensions that are required to be filed, and have paid or caused to be paid all Taxes as shown on said returns or any assessment received. None of the Credit Parties' tax returns are being audited on the date of this Agreement and none of the Credit Parties, have been notified of any intention by any taxing authority to conduct such an audit.

      1.197 Properties; Liens. The Credit Parties have good and marketable title to all of their properties and assets, including without limitation, the properties and assets reflected in the

Financial Statements free and clear of all Liens, except for Permitted Liens. The Credit Parties have undisturbed peaceable possession under all leases under which they are operating, none of which contain unusual or burdensome provisions that may materially affect the operations of the Credit Parties, and all such leases are in full force and effect.

      1.198 Indebtedness. Except for Permitted Indebtedness (as defined in
Section 1.81), the Credit Parties have no outstanding Indebtedness.

      1.199 Franchises; Permits. The Credit Parties possesses all franchises, permits, licenses and other authority as are necessary to enable the Credit Parties to conduct their business as now being conducted, including without limitation all licenses and agreements necessary for the conduct of the Bahama Business in the same manner as it was conducted prior to the Bahama Acquisition. The Credit Parties are not in default under any such franchise, permit, license or authority such that it would have a material adverse change in the operations of business, property, assets, condition, financial or otherwise of the Credit Parties, taken as a whole.

      1.200 Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board.

      1.201 Compliance With Law. None of the Credit Parties is in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which it is subject which violation could reasonably be expected to materially adversely affect the condition (financial or otherwise) of any of the Credit Parties. Each of the Credit Parties has obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could reasonably be expected to materially adversely affect the operations, business, property, assets or condition (financial or otherwise) of the Credit Parties, taken as a whole.

      1.202 Patents; Trademarks; and Authorizations. The Credit Parties own, possess or have licenses for all of the patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, and all rights with respect to the foregoing (collectively, the "Intellectual Property"), necessary to the conduct of their business as now conducted. A complete list of all such Intellectual Property with respect to which registrations have been issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any comparable foregoing governmental authority is set forth on the Schedule 1.58. Except as disclosed in Schedule 1.49, to the knowledge of the Credit Parties, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any of the Credit Parties in connection with its business infringes or may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person. Except as disclosed in Schedule 1.49, there is no pending or threatened claim or litigation against or affecting any of the Credit Parties contesting its right to sell or use any such product, process, method, substance, part or other material. There is not pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of or otherwise have a materially adverse effect on the financial condition, performance or prospects of the Credit Parties, taken as a whole, or the business, assets, property or operations of the Credit Parties, taken as a whole.

      1.203 Contracts and Agreements. None of the Credit Parties is a party to any contractor agreement that materially adversely affects its business, property, assets, or condition financial or otherwise, and each the Credit Parties is in compliance in all material respects with all material contracts and agreements to which it is a party.

      1.204 Subsidiaries and Affiliates. Except for Trask, Penobscot, Royal, Altama, Altama PR, PXG Canada, Chambers, and Bahama, each of which are wholly-owned Subsidiaries of Borrower, and Subsidiaries permitted by Section
1.90 below, Borrower has no Subsidiaries or Affiliates. Each of Trask, Penobscot, Royal, Altama, Altama PR, PXG Canada, Chambers, and Bahama have no material assets and conduct no material business with the sole exception of real estate owned by Penobscot.

      1.205 ERISA. Except as set forth on the Schedule 1.61:

            1.205.179 Identification of Plans. (i) Neither any of the Credit Parties, nor any ERISA Affiliate, maintains or contributes to, or has maintained or contributed to, any Plan that is an ER1SA Plan, and (ii) the Credit Parties and their ERISA Affiliates do not maintain or contribute to, or have not maintained or contributed to, any Plan that is an Executive Arrangement;

            1.205.180 Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect;

            1.205.181 Liabilities. Neither any of the Credit Parties, nor any ERISA Affiliate, is currently, and has not been obligated in the last six (6) years to make contributions (directly or indirectly) to a Multiemployer Plan, and is not currently subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Internal Revenue Code, except such liabilities (when taken as a whole) as will not have a materially adverse effect on financial condition, performance or prospects of the Credit Parties, taken as a whole or the business or operations of the Credit Parties, taken as a whole; and

            1.205.182 Funding. Each Credit Party and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

      1.206 Disclosure. Neither this Agreement, any Loan Document nor any other document, certificate or statement furnished to the Agent or Lenders by or on behalf of any Credit Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of the Credit Parties, taken as a whole or their business or operations, taken as a whole, or the ability of the Credit Parties to fulfill their obligations under this Agreement or by any Loan Documents to which they are parties.

                      ARTICLE XXII - CONDITIONS OF LENDING

      1.207 Bridge Loans. The following conditions must be satisfied before the Lenders shall have any obligation to make the Bridge Loans under this
Agreement:

            1.207.183 Performance. Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time the Bridge Loans are made.

            1.207.184 Opinion of Counsel. The Borrower and Bahama shall have delivered a favorable opinion of their counsel, in form and substance satisfactory to the Agent.

            1.207.185 Documents to be Delivered. Borrower shall have executed and delivered or have caused to be executed and delivered to the Agent all Loan Documents, together with a confirmation of certain Security Documents in form and substance satisfactory to Agent, and all Loan Documents shall be in full force and effect.

            1.207.186 Certified Resolutions. Borrower and Guarantors shall have delivered a certificate of their respective corporate secretaries certifying (i) resolutions duly adopted by their Boards of Directors authorizing the execution, delivery and performance of the Loan Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or the Commitment has not been terminated, (ii) the Certificate of Incorporation and By-Laws and (iii) the incumbency of the officers authorized to execute, deliver and perform this Agreement or the Loan Documents, as applicable.

            1.207.187 Fees and Taxes. Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

            1.207.188 Insurance. Borrower shall have delivered evidence satisfactory to the Agent of the existence of insurance required hereby.

            1.207.189 Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have executed and/or delivered such other documents, instruments, and agreements as the Agent and its legal counsel may reasonably require in connection with the transactions contemplated hereby.

            1.207.190 Certificates of Good Standing; Searches. Borrower shall have delivered to the Agent (a) certificates of good standing from appropriate state officials to the effect that Borrower and Bahama are in good standing in the respective states of their incorporation as well as in all other states in which qualification is necessary to carry on their businesses as presently conducted and (b) UCC, judgment, bankruptcy and tax searches against

Bahama and Bahama LLC in all jurisdictions deemed necessary by the Agent, all of which shall be satisfactory to the Agent in all respects.

            1.207.191 Bahama Acquisition Agreement. The conditions precedent to Bahama LLC's obligations under the Bahama Acquisition Agreement shall have been satisfied (without waiver or amendment of the Bahama Acquisition Agreement) and the Bahama Acquisition shall have been closed. If such closing occurs on the date of this Agreement, the closing shall be deemed to have immediately preceded the execution of this Agreement and Bahama shall be deemed to be a Subsidiary of the Borrower at the time of execution of and for purposes of this Agreement.

            1.207.192 Closing Balance Sheet. As of the date of this Agreement the Borrower's consolidated closing balance sheet, after giving effect to the Bahama Acquisition, must be satisfactory to the Agent.

            1.207.193 Representations. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects.

            1.207.194 Solvency Certificates. The Agent shall have received reasonably satisfactory certificates from the Chief Financial Officer of the Borrower and Bahama as to the financial condition and solvency of each of the Borrower and Bahama.

            1.207.195 Consents and Approvals. The Agent shall have received evidence of receipt of all governmental, shareholder and other, if any, consents and approvals necessary in connection with the related financings and other transactions contemplated under this Agreement, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

            1.207.196 Litigation. The Agent shall have been informed of any suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority that would reasonably be expected either to have a Material Adverse Effect or to materially adversely affect the ability of any of the Credit Parties to perform its respective obligations under this Agreement, and no such suits, investigations, or proceedings shall be pending.

            1.207.197 Minimum Borrowing Capacity. The Agent shall have received evidence of a minimum borrowing capacity of the Borrower of $2,000,000 on the Closing Date.

            1.207.198 Matters Related to Bahama. The Agent shall have received evidence that the Bahama licensing arrangements related to the Tommy Bahama trademarks are in effect and will continue after the date of this Agreement in a form satisfactory to the Agent.

            1.207.199 Landlord Waivers. The Agent shall have received a waiver in form and substance satisfactory to Agent from each landlord of premises on which the Lenders' collateral is located and that is not owned by a Credit Party.

            1.207.200 Engagement Letter. The Agent shall have received the Borrower's executed engagement letter related to syndication of the facilities covered by this Agreement, in form satisfactory to the Agent.

            1.207.201 Fee Letter. The Agent shall have received the Borrower's fee letter related to the facilities covered by this Agreement in form satisfactory to the Agent.

      1.208 Subsequent Loans and Letters of Credit. The obligation of the Lenders to make any Revolving Credit Loans or issue any Letters of Credit shall at all times be subject to the following continuing conditions:

            1.208.202 Representations and Warranties. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects as of the date of making of each such advance (except those which are specific as to a date certain), with the same effect as if made on and as of such date.

            1.208.203 No Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect.

            1.208.204 No Defaults. There shall exist no condition or event that constitutes (or that, with the giving of notice or the passage of time or both, would constitute) an Event of Default at the time each advance is to be made or the Letter of Credit is to be issued.

      1.209 Notice of Borrowing Representation. Each Notice of Borrowing given by a Borrower in accordance with Section 1.7 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan shall constitute a representation and warranty by the Borrower, made as of the time of the making of such Revolving Credit Loan, that the conditions specified in Sections 1.63 (solely with respect to the initial Revolving Credit Loan and Letter of Credit issuances) and 1.64 (with respect to all other Revolving Credit Loans or Letter of Credit issuances) have been fulfilled as of such time.

                ARTICLE XXIII - AFFIRMATIVE COVENANTS OF BORROWER

      So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Agent otherwise consents in writing, the Credit Parties shall:

      1.210 Financial Statements; Other Information.

            1.210.205 Furnish to the Agent as soon as available, but in no event later than ninety (90) days after the close of each Fiscal Year in which this Agreement remains in effect, copies of annual financial statements of the Borrower in reasonable detail satisfactory to the Agent prepared in accordance with GAAP on a consistent basis audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Agent. Said financial statements shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholder's equity and cash flow, and shall be accompanied by a schedule showing computation of financial covenants and a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no

Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

            1.210.206 Furnish to the Agent unaudited financial statements not more than thirty (30) days after the close of each Fiscal Month. Said statements shall be in reasonable detail satisfactory to the Agent, shall be prepared in accordance with GAAP, shall include at least a consolidated and consolidating balance sheet and a consolidated and consolidating statements of operations, stockholder's equity and cash flow, and shall be accompanied by a schedule showing computation of financial covenants. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

            1.210.207 Provide to the Agent interim financial statements, if any, prepared by the Credit Parties' independent accountants.

            1.210.208 Provide to the Agent Borrowing Base Reports together with accounts receivable agings and inventory reports and any changes to the Dating Account List, on or before the twentieth (20th) day of each calendar month and more often in the event the Agent so requests. Borrowing Base Reports must be in the form of Exhibit F attached hereto.

            1.210.209 Permit the Agent, at its option, to perform full field audits of the Credit Parties' accounts receivable and inventories at the Borrower's expense, which expense shall not exceed $7,500 per audit, plus disbursements and expenses, prior to the occurrence of an Event of Default.

            1.210.210 Permit the Agent to request accounts receivable verifications from the Credit Parties' customers, but prior to an Event of Default no more than twice per calendar year. These requests will be done under an assumed name and P.O. Box address or its equivalent.

            1.210.211 Furnish to the Agent such additional information, reports, or financial statements as the Agent may, from time to time, reasonably request, including, without limitation, lists of vendors and suppliers and information necessary to monitor Revolving Credit borrowings.

            1.210.212 Permit any Person designated by any of the Lenders to inspect the property, assets and books of the Credit Parties at reasonable times and, prior to an Event of Default, upon reasonable notice, and shall discuss its affairs, finances and accounts at reasonable times with the Lenders from time to time as often as may be reasonably requested.

            1.210.213 Report immediately to the Agent in writing upon becoming aware of any noncompliance with any covenant in this Agreement, including without limitation becoming aware of any noncompliance with Article XI in advance of the date on which the corresponding quarterly financial statements are due to be delivered to the Lenders.

      1.211 SEC Reports. Furnish to each of the Lenders, as applicable, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefore, or with any national securities exchange.

      1.212 Taxes. Pay and discharge all taxes, assessments, levies and governmental charges upon the Credit Parties, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Credit Parties may in good faith contest any such taxes, assessments, levies or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of the Credit Parties' assets related to the contested items.

      1.213 Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts satisfactory to the Agent, with responsible insurance companies on all of the Credit Parties' real and personal properties in such amounts and against such risks as are prudent, including, but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (co-insurance not being permitted without the prior written consent of the Agent), all-risk coverage for personal property, business interruption or loss of rents coverage, worker's compensation insurance, and comprehensive general liability and products liability insurance. The Credit Parties also shall maintain flood insurance covering any real properties located in flood zones. The Credit Parties shall provide to the Agent, no less often than annually and upon its request, a detailed list and evidence satisfactory to the Agent of their insurance carriers and coverage and shall obtain such additional insurance as the Agent may reasonably request. Insurance policies shall name the Lenders as additional insured, as their interests may appear, and all policies shall provide for at least thirty (30) days prior notice of cancellation to the Agent.

      1.214 Maintenance of Business Assets. At all times maintain, preserve, protect, and keep the Credit Parties' assets in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Credit Parties may be properly and advantageously conducted at all times and the value of the Lenders' collateral shall be preserved.

      1.215 Maintenance of Real Estate. At all times maintain, preserve and protect all of the Credit Parties' real estate (including all real estate subject to mortgages in favor of the Lenders) pursuant to commercially reasonable standards and, from time to time, make needful and proper repairs so that the value of the Lenders' collateral shall be preserved.

      1.216 Material Changes, Judgments. Notify the Agent promptly of any material adverse change in the financial condition of any of the Credit Parties and of the filing of any suits, judgments or liens which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

      1.217 ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto with respect to all of the Credit Parties' Plans.

      1.218 Franchises; Permits; Laws. Preserve and keep in full force and effect its existence and all franchises, permits, licenses and other authority as are necessary to enable them to conduct each of their business as being conducted on the date of this Agreement and comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.

      1.219 Payments. Make all payments as and when required by this Agreement and the notes and other agreements related hereto or to the Obligations.

      1.220 Deposits; Bank Services. Maintain at the Agent all of the Credit Parties' primary depository accounts, with exceptions permitted for accounts maintained for convenience in other geographical locations for the temporary deposit of receipts.

      1.221 Amendments. Give the Agent written notice of an amendment or modification to any of the Credit Parties' Certificates of Incorporation or By-Laws other governing documents or agreements.

      1.222 Additional Guarantors. Borrower shall notify the Agent of the acquisition or creation of any new Subsidiary and cause each Subsidiary created or acquired after the Closing Date to execute and deliver to the Agent for the benefit of the Lenders a continuing guaranty and a general security agreement, in form and substance satisfactory to Agent, together with legal opinions in form and substance satisfactory to the Agent opining to the authorization, validity and enforceability of such Guaranty, and to such other matters at the Agent may reasonably request.

      1.223 Rate Management Transactions. The Borrower shall enter into Rate Management Transactions satisfactory to the Agent with respect to at least $14,000,000 in principal amount of the Term Loans on or before December 29, 2005.

      1.224 Further Assurances. Cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

                  ARTICLE XXIV - NEGATIVE COVENANTS OF BORROWER

      So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Agent otherwise consents in writing, none of the Credit Parties shall, directly or indirectly, jointly or severally:

      1.225 Indebtedness, Mortgages and Liens. Create, incur, assume or allow to exist, voluntarily or involuntarily, any Indebtedness, excluding only (a) Indebtedness to and interests held by the Lenders under this Agreement, (b) Indebtedness reflected in the Financial Statements and in Borrower's unaudited financial statements as of and for the three Fiscal Month period ended April 2, 2005, (c) Indebtedness incurred since April 2, 2005 not exceeding (i) $500,000 with respect to any individual obligation at any time outstanding and (ii) $750,000 with respect to all such obligations at any time outstanding, (d) Indebtedness described in Schedule 1.81 attached hereto and made a part hereof, which Indebtedness may not be renewed, extended, amended or modified, (e) Permitted Liens, (f) Indebtedness and interests to which the Agent consents in writing, (g) Indebtedness of Borrower to any Subsidiary or of any Subsidiary to Borrower, (h) amounts payable under or related to the Royal Acquisition Agreement, (i) amounts payable under or related to the Altama Acquisition Agreement, and (j) amounts payable under, or assumed in connection with the Chambers Acquisition (collectively, "Permitted Indebtedness").

      1.226 Loans and Investments. Make any loan or advance to, or any investment in, any Person, except for loans or advances to, and investments in, any Credit Party and Money Market Investments.

      1.227 Mergers, Sales and Acquisitions; Change in Ownership Interests. Exclusive of the Chambers Acquisition, enter into any merger or consolidation, or acquire all or substantially all the Capital Securities or assets of any Person, or sell, lease, transfer, or otherwise dispose of any its assets, except, for (a) non-material assets in the ordinary course of business, and (b) the merger of Borrower into any Subsidiary or of any Subsidiary into Borrower (but not reflecting any acquisition of a new Subsidiary).

      1.228 Amendments. Allow the amendment or modification of its Certificate of Incorporation, By-Laws or other governing documents and agreements in any material respect without the prior written consent of the Agent.

      1.229 Dividends, Distributions and Stock Repurchases. Make any Distributions unless both immediately before and on a pro forma basis after giving effect to any such transaction (i) the Credit Parties shall be in compliance with all the covenants in this Agreement and (ii) Borrower's Average Borrowed Funds to EBITDA Ratio is 2.00 to 1.00 or less on a consolidated basis. Notwithstanding the foregoing, Borrower's Subsidiaries may pay dividends from a Subsidiary to its parent corporation.

      1.230 Material Changes. Permit any material change to be made in the character of the business of any of the Credit Parties, or in the nature of their operations as carried on at the date hereof.

      1.231 Compensation. Compensate any Person, including, without limitation, salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to the Credit Parties.

      1.232 Judgments. Allow to exist any judgment against any of the Credit Parties in excess of $250,000 which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

      1.233 Margin Securities. Allow any proceeds of the Obligations to be used for the purpose of carrying any Margin Securities as defined in Regulation U of the Board of Governors of the Federal Reserve.

      1.234 Subsidiaries. Form, or permit to be formed, any Subsidiary unless such Subsidiary guarantees all Obligations to the Agent for the benefit of the Lenders, which guarantee must be secured by all of its assets pursuant to a guaranty and a security agreement in form and substance acceptable to the Agent in its sole discretion.

                        ARTICLE XXV - FINANCIAL COVENANTS

      So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Agent otherwise consents in writing, the Borrower shall:

      1.235 Average Borrowed Funds to EBITDA. Maintain an Average Borrowed Funds to EBITDA Ratio, on a consolidated basis, measured at the end of each Fiscal Quarter, no greater than:

Quarter Ending                                Ratio
--------------                             ------------
9/30/05                                    5.00 to 1.00
12/31/05                                   3.50 to 1.00
3/31/06                                    3.25 to 1.00
6/30/06                                    3.00 to 1.00
9/30/06                                    3.00 to 1.00
12/31/06 and thereafter                    2.75 to 1.00

      1.236 Minimum Current Ratio. Maintain a minimum Current Ratio, on a consolidated basis, equal to or greater than 1.20 to 1.0 for Fiscal Quarters through and including the Fiscal Quarter ending December 31, 2005, and equal to or greater than 1.30 to 1.0 for Fiscal Quarters ending thereafter, measured at the end of each Fiscal Quarter.

      1.237 Cash Flow Coverage Ratio. Maintain a Cash Flow Coverage Ratio, on a consolidated basis, measured at the end of each Fiscal Quarter, equal to or greater than:

Quarter Ending                                Ratio
--------------                            ------------
9/30/05                                   1.10 to 1.00
12/31/05                                  1.50 to 1.00
3/31/06                                   2.00 to 1.00
6/30/06                                   2.00 to 1.00
9/30/06                                   2.00 to 1.00
12/31/06 and thereafter                   2.25 to 1.00

      1.238 Net Income. Not have Net Income, on a consolidated basis, for any consecutive two (2) Fiscal Quarters of less than zero.

      1.239 Quarterly Covenant Compliance Sheet. Provide the Quarterly Covenant Compliance Sheet to each of the Lenders within thirty (30) days after the close of each of its Fiscal Quarters.

              ARTICLE XXVI - ENVIRONMENTAL MATTERS; INDEMNIFICATION

      1.240 Environmental Representations. Borrower represents and warrants that:

            1.240.214 Neither the Improvements nor any property adjacent to the Improvements is being or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products except in compliance with all Environmental Laws.

            1.240.215 Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws

            1.240.216 The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances, except as permitted by Environmental Laws.

            1.240.217 There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and the Credit Parties have not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

            1.240.218 All Environmental Permits relating to the Credit Parties and the Improvements have been obtained and are in full force and effect.

            1.240.219 No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

            1.240.220 There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

            1.240.221 There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

      1.241 Environmental Covenants. Borrower covenants and agrees with the Agent and the Lenders that, until the Obligations have been fully satisfied and paid and the Commitment has been terminated, the Borrower shall:

            1.241.222 Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

            1.241.223 Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

            1.241.224 Promptly provide the Agent with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the improvements or any property adjacent to the Improvements.

            1.241.225 Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

            1.241.226 At all times upon prior notice, allow the Agent and its officers, employees, agents, representatives, contractors and subcontractors access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

            1.241.227 Deliver promptly to the Agent: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning a Credit Parties' operations or the Improvements; and (ii) copies of any documents submitted by any of the Credit Parties to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

            1.241.228 If at any time the Agent obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the improvements, the Agent may require that a kill or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to the Agent be prepared by an environmental engineer or other qualified person acceptable to the Agent at the Borrower's expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If the Agent requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a

Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, the Credit Parties shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

      1.242 Indemnity. Borrower agrees to indemnify, defend and hold harmless the Agent and the Lenders from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Agent and/or the Lenders (or any other Person affiliated with the Agent and/or the Lenders or representing or acting for the Agent and/or the Lenders or at the Agent's and/or any Lender's behest, or with a claim on the Agent and/or any Lender or to whom the Agent and/or any Lender has liability or responsibility of any sort related to this Section 1.98) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by the Agent, any Lender, or other Person described in this Section 1.98 shall be deemed to include, without limitation, any sums which the Agent deems it necessary or desirable to expend to protect the Lenders' security interests and liens.

      1.243 No Limitation. The liability of the Borrower under this Article XII shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Credit Parties or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article XII, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of any of the Credit Parties or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, the Agent's and/or any Lender's voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations,
(e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Agent's or any Lender's recourse, to property encumbered by any mortgage or to any other security or limiting the Agent's or any Lender's rights to a deficiency judgment against the

Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Agent or any Lender or any information which the Agent or any Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

      1.244 Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Borrower under Section 1.98 shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations, unless such liability and obligations are terminated with express reference to this Section 1.100.

      1.245 Investigations. If Borrower defaults on any of its Obligations pursuant to this Agreement or any other Loan Document, the Agent or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Agent to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional Indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at the highest rate then borne by any of the Obligations.

      1.246 No Warranty Regarding Information. Borrower agrees that neither the Agent nor any Lender shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that neither the Agent nor any Lender has any duty to warn any of the Credit Parties or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Agent or any Lender.

                            ARTICLE XXVII - DEFAULTS

      1.247 Defaults. The following events (hereinafter called "Events of Default") shall constitute defaults under this Agreement

            1.247.229 Nonpayment. Failure of Borrower to make any payment of any type under the terms of this Agreement, any of the Notes, or of any of the agreements contemplated hereunder (including without limitation, the Reimbursement Agreement), within ten (10) days after the same becomes due and payable, except that there shall be no ten (10) day grace period for the Borrower's obligation to reduce the principal balance of the Revolving Credit Facility if the outstanding principal balance of the Revolving Credit Facility exceeds the Revolving Credit Commitment or the Borrowing Base under Sections 1.3 and 1.4 of this Agreement.

            1.247.230 Performance. Failure of any of the Credit Parties to observe or perform, as applicable,

                  1.247.230.13 any of the financial covenants in Article XI of this Agreement,

                  1.247.230.14 Sections 1.66.78, 1.66.79, 1.66.81, 1.66.82,
1.66.86, 1.69, 1.72, and 1.78, or

                  1.247.230.15 any condition, covenant or term of this Agreement or any Loan Document not covered by Section 1.103.102, Section 1.103.103.1, or
Section 1.103.103.2, which is not cured within thirty (30) days after notice of such failure is sent by the Agent, and provided that during such thirty (30) day period the Credit Parties are diligently and in good faith curing such failure.

            1.247.231 Other Obligations to Agent and Lenders. Failure of any Credit Party to observe or perform any condition or covenant of any other agreement or instrument with the Agent, any Lender, or any Affiliate of any of them not covered by Section 1.103.102 or Section 1.103.103 after any applicable cure or grace period related thereto.

            1.247.232 Obligations to Third Parties. Default by any Credit Party under:

                  1.247.232.16 any agreement or instrument involving Borrowed Funds in excess of $250,000 (except as covered by Section 1.103.102, Section 1.103.103, or Section 1.103.104), or

                  1.247.232.17 any other agreement with any third Person, which is not terminable on thirty (30) days or less notice, or provides for payment of consideration of more than $250,000 by any party thereafter, but excluding from the operation of this Section 1.103.105.5 the payment or acceleration of the due date of Contingent Earn-Out Amounts due under the Royal Acquisition Agreement, the Altama Acquisition Agreement, and the Chambers Acquisition Agreement to the limited extent that such Contingent Earn-Out Amounts are capable of being paid with additional Revolving Credit Loans available under the Revolving Credit Facility, the Earn-Out Letter of Credit, or committed third party equity or equity-like financing.

      1.247.233 Representations. Failure of any representation or warranty made by any Credit Party in connection with the execution and performance of any Loan Document or any certificate of officers pursuant thereto, to be truthful, accurate or correct in all material respects; provided such failure in the case of representations and warranties specific as to a date certain must be as of such date certain.

      1.247.234 Financial Difficulties. Financial difficulties of any Credit Party as evidenced by:

                  1.247.234.18 any admission in writing of inability to pay debts as they become due; or

                  1.247.234.19 immediately upon the filing of a voluntary, or sixty (60) days after a filing of an involuntary, petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors; or

                  1.247.234.20 making an assignment for the benefit of creditors; or

                  1.247.234.21 consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

                  1.247.234.22 the entry of a court order appointing a receiver or a trustee for all or a major part of its property which is not bonded, discharged or stayed within sixty (60) days;

                  1.247.234.23 the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of any Credit Party as a result of application of relevant provisions of ERISA; or

                  1.247.234.24 the occurrence of any Forfeiture Action.

            1.247.235 The occurrence of a Change in Control.

            1.247.236 Security Documents. Any Credit Party, as signatory under any of the Security Documents, shall cause at any time or if for any reason the Security Documents to: (i) cease to create a valid and perfected security interest or lien in and to the property purported to be subject to the same for any reason other than the failure of the secured parties thereunder to continue any UCC-I Financing Statement, or (ii) cease to be in full force and effect or shall be declared null and void, or (iii) the validity or enforceability of any Security Document shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligations to the secured parties thereunder.

            1.247.237 ERISA. Any event occurs or condition exists which, with notice or lapse of time or both, would make any Plan of any Credit Party subject to termination under subsections (1), (2) and (3) of Section 4042(a) of ERISA, or any Credit Party or any of their respective plan administrators shall have received notice from the PBGC indicating that it has made a determination that any Plan of any Credit Party is subject to termination under Section 4042(a)(4) of ERISA, or any Credit Party is subject to employer's liability under Section 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended.

      1.248 Remedies.

            1.248.238 If any one or more Events of Default listed in Section 1.1031.103.1071.103.107.6-1.103.107.11 occur, (a) the Commitments and any further commitments or obligations of the Lenders shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Agent and Lenders, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 1.1031.103.1071.103.107.6-1.103.107.11 occur, the Agent may, at its option, take either or both
of the following actions at the same or different times: (i) terminate the Commitments and any further commitments or obligations of the Agent and Lenders, and (ii) declare all Obligations of the Borrower to the Agent and Lenders, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

            1.248.239 In case any such Events of Default shall occur, the Agent and Lenders shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Agent and Lenders either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Agent and Lenders shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.

            1.248.240 The Agent and Lenders shall be entitled to exercise any other legal or equitable right which they may have, and may proceed to protect and enforce their rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and the Loan Documents.

            1.248.241 In case any such Events of Default shall occur, the Agent may require the Borrower to deposit with the Agent as cash collateral in a cash collateral account satisfactory to the Agent an amount equal to the maximum amount currently or at any time thereafter available to be drawn under outstanding Letters of Credit.

         ARTICLE XXVIII - THE AGENT/RELATIONS AMONG LENDERS AND BORROWER

      1.249 Obligations Independent/Pro Rata. The obligations of each of the Lenders hereunder are several and independent. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to the provisions of this Agreement (including Section 1.113), each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      Subject to the provisions hereof related to the Swing Line, each Lender shall purchase, fund, or participate in, and shall receive the benefit of, each Obligation hereunder, including each advance under the Revolving Line Facility and each interest in each Letter of Credit in an amount equal to its Proportionate Share of such Obligation.

      The failure by any Lender to make any loan or advance to be made by it, or to fund its Proportionate Share of unreimbursed draws under Letters of Credit, on the date specified shall not relieve any other Lender from its obligation to make available its Proportionate Share of such loan, advance, or unreimbursed draw under Letters of Credit on such date, but no Lender shall be obligated by the failure of any Lender to make any such loan, or advance, or to fund its Proportionate Share of unreimbursed draws under Letters of Credit, to make any loan or advance or fund unreimbursed draws under Letters of Credit in excess of its Proportionate Share. The foregoing shall not relieve any Lender that (i) fails to make any loan or advance as required hereunder from any liability it may have to any Credit Party with respect to its failure to meet its obligation to make the respective loan or advance, or (ii) fails to fund its Proportionate Share of unreimbursed draws under Letters of Credit as required hereunder from any liability it may have to the Agent with respect to its failure to meet its obligation to fund its Proportionate Share of such unreimbursed draws.

      1.250 Funding. Subject to the terms of this Agreement, on the Business Day that the Agent is to make any Revolving Credit Loan advance to Borrower pursuant to the terms of this Agreement, each of the Lenders shall deliver to the Agent at the Agent Office in immediately available funds the respective Lender's Proportionate Share of such advance.

      Subject to the terms of this Agreement, on the Business Day of any draw under any Letters of Credit that are not reimbursed by the Borrower on the Business Day of such draw, or are not funded by an advance under the Revolving Line Facility, each of the Lenders shall deliver to the Agent at the Agent Office in immediately available funds the respective Lender's Proportionate Share of the amount so drawn and unreimbursed.

      Subject to the terms of this Agreement, on the Business Day after receipt of a request from the Agent, each of the Lenders shall deliver to the Agent at the Agent Office, in immediately available funds if requested by the Agent, its Proportionate Share of any costs, expenses, legal fees, or amounts otherwise expended or incurred by the Agent in the perfection of interests in collateral, administration of this Agreement, or interpretation and enforcement of the rights and obligations hereunder.

      1.251 Non-Receipt of Funds by Agent. Unless prior to the date on which a payment is to be made to the Agent, the Agent has received notice from a Lender or the Borrower that such payment will not be made, the Agent in its discretion may assume that such payment has been made and may, in reliance upon such assumption, in its discretion and without requirement that it do so, make the amount thereof available to the intended recipient. If the Lender or Borrower, as the case may be, does not in fact make the payment to the Agent, the recipient of such payment and/or the person who failed to make such payment shall, on demand of the Agent, repay or deliver to the Agent the amount so made available or due together with interest thereon in respect of each day such amount was so made available by the Agent or is due to the Agent until the date the Agent recovers such amount at a rate equal to (i) if the payment represents proceeds of a loan that was to have been funded by a Lender but was not so funded, and is being made by the Borrower, the interest rate borne by such loan during the period outstanding (but without duplication), or (ii) for other payments, the Federal Funds Rate if such payment is made within three Business Days, or the Base Rate plus Applicable Margin if such payment is not made within three Business Days.

      1.252 Payments/Sharing. With respect to any payment of principal or interest under the Revolving Line Facility, the Term Loans, the Bridge Loans, or any reimbursement for amounts drawn under Letters of Credit for which the Lenders have funded their Proportionate Shares, in each case received by the Agent from the Borrower in immediately available funds:

      1.252.242 if received prior to 12:00 noon (New York time) on any Business Day, the Agent shall deliver to each of the Lenders its Proportionate Share of such payment in immediately available funds on the same Business Day, and

            1.252.243 if received after 12:00 noon (New York time) on any Business Day, the Agent shall deliver to each of the Lenders its Proportionate Share of such payment in immediately available funds on the next succeeding Business Day.

      With respect to any payment under this Agreement of any Prepayment Premium, Reduction Fee, Letter of Credit Fees, unused fees pursuant to Section 1.20, or late fees pursuant to Section 1.36, received by the Agent from the Borrower in immediately available funds on any Business Day, the Agent promptly shall deliver to each of the Lenders its Proportionate Share of such Prepayment Premium, Reduction Fee, Letter of Credit Fees, unused fees, and late fees.

      With respect to any payment made to the Agent pursuant to Section 1.18, or for expenses, or distributions from liquidation of collateral or enforcement of remedies, the Agent shall deliver to any applicable Lender either its Proportionate Share, or if applicable the amount funded by such Lender, of such payment, net of any costs and expenses of the Agent in recovering same for which the Agent would otherwise be entitled to indemnity under Section 1.116, promptly after the Agent receives such payment.

      Any payment not made when due under this Section 1.108 shall bear interest for each day not paid at the Federal Funds Rate.

      1.253 Sharing of Recoveries Among Lenders. If a Lender shall obtain directly from any Credit Party any payment of any Obligations through the exercise of any right of set off, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Lenders a participation in (or, if and to the extent specified by such Lender, a direct interest in) the Obligations held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall have the benefit of their Proportionate Shares of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit). To such end the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Obligations may exercise all rights of set off, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest) in the same manner as with respect to any other Obligations. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Debt of any Credit Party.

      1.254 Appointment/Duties of Agent. Each Lender hereby irrevocably (but subject to removal by the Requisite Lenders pursuant to the provisions of this
Article XIV) appoints and authorizes the Agent to act as its administrative agent hereunder and under any related document, instrument, or agreement, with such powers as are specifically delegated to the Agent by the terms of this Agreement and such other related documents, instruments, and agreements, together with such other powers as are reasonably incidental thereto.

      The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and other related documents, instruments, and agreements, shall act as administrative

Agent only, and shall not by reason of this Agreement be a trustee for or have a fiduciary responsibility to any Lender.

      The Agent shall not have any liabilities or responsibilities to any Credit Party on account of the failure of any Lender (other than the Agent acting in its capacity as a Lender) to perform its obligations under any Loan Document.

      1.255 No Responsibility for Credit/Documents/Actions. The Agent shall not be responsible to the Lenders for:

            1.255.244 recitals, statements, representations or warranties made by any Credit Party or any officer or official of any Credit Party or any other Person contained in, related to, provided for in, or received by any of them under or related to any Loan Document,

            1.255.245 the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other any Loan Document,

            1.255.246 the perfection or priority of any collateral security for the Obligations,

            1.255.247 any failure by any Credit Party to perform any of its obligations under any Loan Document, and

            1.255.248 except as to money or securities received by it or its authorized agents, the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

      Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other related document or agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Credit Parties of any Loan Document or to inspect the properties or books of any Credit Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Credit Party which may come into the possession of the Agent or any of its Affiliates. The Agent shall not be required to file any Loan Document for record or give notice to anyone of any Loan Document.

      Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any related document, instrument, or agreement, or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

      1.256 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by the Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Requisite Lenders, and such instructions of the Requisite Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and any other holder of all or any portion of any Obligations.

      1.257 Defaults/Remedies. The Agent shall not be deemed to have knowledge of the occurrence of a default or Event of Default (other than the non-payment of principal of or interest on the Obligations to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or any Credit Party specifying such default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of occurrence of a default or Event of Default, the Agent shall give prompt notice thereof to each of the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to its rights to indemnity) take such action with respect to such default or Event of Default which is continuing as shall be directed by the Requisite Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable in the best interest of the Lenders; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

      Anything in this Agreement to the contrary notwithstanding, each Lender agrees that no Lender shall take any action to protect or enforce its rights with respect to the Obligations or this Agreement or any related documents, instruments, or agreements without first obtaining the prior written consent of the Requisite Lenders, it being the intent of the Lenders that any such action shall be taken in concert and at the direction or with the consent of the Requisite Lenders and not individually by a single Lender; provided, however, that with respect to the exercise of any right of set off, such action may be taken with the consent of the Agent alone.

      1.258 Amendments. Except as otherwise provided in Section 1.120 of this Agreement, with the Requisite Lenders' consent the Agent may consent to any waiver, modification, or amendment to any Loan Document; provided, however, that without the consent of all of the Lenders the Agent may not consent to (i) the release of any collateral for or guaranty of the Obligations, (ii) the modification of the principal amount available under the Revolving Line Facility, or any increase in the principal amount of the Bridge Loans or Term Loans, (iii) any change of any applicable interest rate or Letter of Credit Fees, (iv) any change of the amount of any principal or interest payment due or any extension of the date on which any payment is due, (v) any change of any maturity date of any Obligation or the Termination Date, the Term Loans Maturity Date, or the Bridge Loans Maturity Date, (vi) amendment of the definition of "Requisite Lenders", (vii) any change in the amount of unused fees due or the due dates thereof, (viii) amendment of Article XI, (ix) amendment of this
Section 1.114, or (x) any modification of the pro rata nature of this credit facility.

      1.259 Rights of Agent as a Lender. With respect to its Commitment and the Obligations held by it, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender. The Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, any Credit Party and any of its Affiliates as if it were not acting as the Agent, and the Agent may accept fees and other consideration from any Credit Party and any of its Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Although the Agent and its Affiliates may in the course of such relationships not involving its activities as Agent, and in the course of relationships with other persons, acquire information about the Credit Parties, their Affiliates and such other persons, the Agent shall have no duty to disclose to the Lenders information so acquired.

      1.260 Liability of Agent, Indemnification of Agent. Neither the Agent nor any of its directors, officers, employees, or agents shall be liable or responsible for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, willful misconduct, or knowing violations of law. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Sections 1.33 and 1.34 of this Agreement or under any other provisions of the Loan Documents, but without limiting the obligations of the Credit Parties under such provisions), in accordance with their respective Proportionate Shares (without giving effect to any participations, in all or any portion of such Obligations, sold by them to any other person), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents, the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof (including in each case, the costs and expenses which the Credit Parties are obligated to pay under Sections 1.33 and 1.34 or under the applicable provisions of the Loan Documents, but excluding the Agent's internal administrative costs and expenses incident to the performance of its agency duties hereunder except for allocated costs of in-house legal counsel and costs relating to any appraisals or examinations conducted in connection with any Obligation or any collateral therefor); provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence of willful misconduct of the party to be indemnified.

      1.261 Failure of Agent to Act. The Agent shall not be required under any circumstances to take any action that, in its judgment, (i) is contrary to any provision of the Loan Documents or applicable law, or(ii) would expose it to any liability or expense against which it has not been indemnified to its satisfaction. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Lenders under Section
1.116 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

      1.262 Documents. The Agent will forward to each Lender, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any related document, instrument, or agreement, to be delivered to the Agent for such Lender.

      1.263 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with cause by the Requisite Lenders; provided that the Borrower and the other Lenders shall be promptly notified thereof. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty
(30) days after the retiring Agent's giving of notice of resignation or the Requisite Lender's removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. The Requisite Lenders or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrower and the other Lenders. Upon acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article XIV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

      1.264 Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of the Loan Documents which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

      1.265 Transfer of Agency Function. Without the consent of any Credit Party or any Lender, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located in the United States, provided that the Agent shall promptly notify the Borrower and the Lenders thereof.

      1.266 Withholding Taxes. Each Lender represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Lender's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any Applicable Laws. Without limiting the effect of the foregoing, if any Lender is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by any Credit Party is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Lender will furnish to the Agent, when and as appropriate, Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Lender in respect of any Obligations or such Lender's Commitment until such Lender shall have furnished to the Agent the requested form, certification, statement or document.

      1.267 Assignments/Participations. The Agent may deem and treat each Lender as the holder of the Obligations held by it for all purposes hereof unless and until an assignment in compliance with this Section 1.123 shall have occurred and the Assignment Agreement in substantially the form of Exhibit G attached hereto and satisfactory to the Agent, signed by such Lender and the assignee, shall have been furnished to the Agent and the Borrower. The Agent shall not be required to deal with any person who has acquired a participation in any Obligation from a Lender.

      No Lender shall assign its interests hereunder or in any of the Obligations in whole or in part without the prior written consent of the Borrower and Agent, which consent will not be unreasonably delayed or withheld and, in the case of the Borrower, will be deemed to be granted after an Event of Default which is continuing, provided that no such consent shall be required for any assignment to another Lender or to any successor or Affiliate of the assigning Lender. Any assignment shall be of Obligations or Commitments of at least $5,000,000 and need not be proportionate as to all Obligations and Commitments. In the case of any permitted assignment, and upon execution and delivery by the assignor and assignee of such assignment documents as the Agent reasonably deems necessary, the assignee shall have all of the rights, interests, and obligations of the assignor and the assignor shall be released from any of its obligations so assigned. The assignor shall pay a $3,500 assignment fee to Agent in connection with any assignment.

      A Lender may sell one or more participations in its interests under this Agreement and in the Obligations, provided, however, that the participant shall not have any rights or obligations under the Loan Documents, and shall look solely to the selling Lender in respect of any rights related to such participation. Any participation shall cover an interest in Obligations or Commitments of at least $5,000,000 and need not be proportionate as to all Obligations and Commitments. All payments, Commitments, and funding shall be determined without regard to and as if such selling Lender had not sold a participation. No participation agreement shall contain any agreement to take, or not to take, any action without the consent of the participant, provided, however, that such agreement may restrict the right of the selling Lender to consent to increases in its Commitment that would result in an increased participation interest, extensions of payment or maturity dates, reductions in payment amounts, changes in rates of interest, changes in origination, amendment, extension, or unused fees, or releases of collateral or guarantees for the Obligations.

      Nothing in this Section 1.123 shall prevent any Lender (without notice) from assigning and pledging all or any portion of its Revolving Line Note or Term Loan Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any applicable Operating Circular. No such assignment shall release the assignor from any of its obligations under this Agreement and all related documents, instruments, and agreements.

                          ARTICLE XXIX - MISCELLANEOUS

      1.268 Waiver. No delay or failure of the Agent and/or Lenders to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Agent and/or Lenders. All rights, remedies, powers, and privileges herein conferred upon the Agent and/or Lenders shall be deemed cumulative and not exclusive of any others available.

      1.269 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

      1.270 Additional Security; Setoff. The Lenders shall have a security interest in and right of setoff with respect to all deposits or other sums credited by or due from the Lenders to Borrower and a security interest in all securities or other property of Borrower in any of the Lender's possession for safekeeping or otherwise. The Lenders' security interest shall secure payment of the Obligations. In the event of any Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, any Lender may apply or setoff such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the New York Uniform Commercial Code, as in effect from time to time. The rights of the Lenders under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. The Lenders shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

      1.271 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally recognized overnight courier with receipt requested, or two (2) business days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

            If to Agent or Lenders:

                        To the addresses shown in Schedule 1.1(a)

            with a copy to:

                        Harris Beach PLLC
                        Garnsey Road
                        Pittsford, New York 14534
                        Attention: Beth Ela Wilkens, Esq.
                        Facsimile: (585) 419-8818

            If to Borrower:

                        Phoenix Footwear Group, Inc.
                        5759 Fleet Street
                        Suite 220
                        Carlsbad, California 92008
                        Attention: Kenneth Wolf, Chief Financial Officer

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

      1.272 Entire Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject mailer hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between the Lenders and the Borrower and supersedes any prior commitments. No handwritten modifications or deletions in this Agreement or in any Loan Document shall be effective unless initialed by a duly authorized representative of the Agent and the Borrower and/or any other party thereto. This provision shall not apply to handwritten insertions to complete blanks in the Agreement and/or the Loan Documents.

      1.273 Parties in Interest. Subject to Section 1.123, all the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of any of the Notes. Upon any transfer of any Obligation or any interest therein any Lender may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of the Lender.

      1.274 Indemnity. Nothing in this Section 1.130 shall be deemed or shall be construed to relieve or release any Lender or the Agent from any liability for breach of contract arising from any failure by such person to perform its contractual obligations hereunder. The Borrower shall indemnify and hold harmless the Agent and the Lenders and their respective affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, damages, liabilities, and expenses that may be incurred by or asserted against such indemnified party in connection with the Loan Documents and the transactions contemplated thereby including in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action, or proceeding; provided, however, that the Borrower shall not be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party's own gross negligence or willful misconduct.

      1.275 Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used in this Section 1.131, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

      1.276 Severability. In the event that anyone or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

      1.277 Governing Law. This Agreement and the Loan Documents, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

      1.278 Electronic Communications. Borrowing base and compliance certificates submitted to the Agent electronically by a representative of the Borrower shall be deemed to have been submitted and signed by the representative sending the electronic communication.

      1.279 Patriot Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001 and for purposes of this Section 1.136 called the "Act"), it is required to obtain, verify, and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.

      1.280 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

      1.281 Jurisdiction. Borrower hereby irrevocably and unconditionally consents to jurisdiction and service of process, which may be effected by certified mail, in the Supreme Court of the State of New York sifting in Monroe County, or of the United States District Court for the Western District of New York. Borrower hereby irrevocably and unconditionally waives any objection it may have to the laying of venue of any such action, suit or proceeding in any such court referred to in this Section 1.141. Borrower hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in any such court.

      1.282 Waiver of Trial by Jury. Borrower waives trial by jury of any claims or proceedings with respect to this Agreement, the Loan Documents, the Obligations and all matters related hereto to the fullest extent allowed by law.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives by their signatures below, and in the case of the Lenders, by their signatures on Schedule 1.1(a), as of the date first above written.

                            [Signature Pages Follow]

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

By: /s/ John C. Morsch
    ------------------
        John C. Morsch
        Vice President

PHOENIX FOOTWEAR GROUP, INC.

By: /s/ Richard E. White
    --------------------
    Richard E. White
    Chief Executive Officer and President

Lender with Address for Notice, Wiring
    Instructions, and Signature                  Facility                               Commitment
---------------------------------------          --------                       ------------------------------
Manufacturers and Traders Trust Company          Revolving Line Facility         100%              $28,000,000
                                                 Term Loan                       100%              $28,000,000
                                                 Bridge Loan                     100%              $ 7,000,000

255 East Avenue
Rochester, New York 14604                        AGGREGATE                                         $63,000,000
Attention:  John Morsch                          COMMITMENT
                  Corporate Banking
Telecopy:  585-325-5105

with a copy to:
Harris Beach, PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention: Beth Ela Wilkens
Telecopy: 585-418-8818

Wire:
M&T Bank
One M&T Plaza, Buffalo, NY 14203
ABA # 022000046
Account # 3086001950200
Account Name: Participations
Ref:  Loan Name (Phoenix Footwear)
Telephone Advise: 716-848-7258
                Keri Cicchitti

By: _______________________________
    John C. Morsch, Vice President

                                    EXHIBIT A
                   FORM OF QUARTERLY COVENANT COMPLIANCE SHEET

                             PHOENIX FOOTWEAR GROUP
                         FINANCIAL COVENANT CALCULATION

                              As of ______________:

Credit Agreement                      Calculation as of   Compliance
    Section       Covenant              Above Date         (Yes/No)    Requirement
----------------  ------------------  -----------------   ----------   ------------------------
Section 1.91      Average Borrowed    ____ to 1.0                      No greater than ___:1.00
                  Funds to EBITDA

Section 1.92      Minimum Current     ____ to 1.0                      At least ____:1.00
                  Ratio

Section 1.93      Cash Flow Coverage  ___ to 1.0                       At least ____:1.00
                  Ratio

Section 1.94      Net Income          Last 2 Quarters:                 No negative income
                                      $____________                    for two consecutive
                                      and                              quarters
                                      $____________


I hereby certify that the above calculations are correct and accurately reflect the consolidated financial condition of the Borrower as of the date shown above.

                                              __________________________________
                                              Chief Financial Officer
                                              Phoenix Footwear Group, Inc.

                                    EXHIBIT B
                         FORM OF REVOLVING CREDIT NOTES

                       [REPLACEMENT] REVOLVING CREDIT NOTE

$____________                                                 __________, 2005

      PHOENIX FOOTWEAR GROUP. INC. ("Borrower"), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of ___________________ ("Lender") the principal sum of _________________ Dollars
($________) or, if less, the amount of the Revolving Credit Loans loaned by the Lender to Borrower pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds on the date(s) and in the manner provided in said Agreement and with a final payment on June 29, 2011. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

      The date and amount of each Revolving Credit Loan made by the Lender to the Borrower under the Agreement referred to below, maturity date and each payment of principal thereof, shall be recorded by the Lender on its books. The Lender's records shall be presumed to be accurate absent manifest error.

      This is a Revolving Credit Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the "Agreement") dated as of August ___, 2005, made among Borrower and Manufacturers and Traders Trust Company, as Agent, and the Lenders named therein, and evidences the Revolving Credit Loans made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

      Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Credit Note.

      This Revolving Credit Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By: __________________________
      Richard E. White
      Chief Executive Officer

                                    EXHIBIT C
                             FORM OF SWING LINE NOTE

                           REPLACEMENT SWING LINE NOTE

$5,000,000                                                    ____________, 2005

      PHOENIX FOOTWEAR GROUP. INC. ("Borrower"), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY ("Lender") the principal sum of Five Million Dollars ($5,000,000) or, if less, the amount of the Revolving Credit Loans loaned by the Lender to Borrower pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds on the date(s) and in the manner provided in said Agreement and with a final payment on June 29, 2011. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

      The date and amount of each Swing Line Loan made by the Lender to the Borrower under the Agreement referred to below, maturity date and each payment of principal thereof, shall be recorded by the Lender on its books. The Lender's records shall be presumed to be accurate absent manifest error.

      This is the Swing Line Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the "Agreement") dated as of August ___, 2005, made among Borrower and Manufacturers and Traders Trust Company, as Agent, and the Lenders named therein, and evidences the Swing Line Loans made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

      Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Swing Line Note.

      This Swing Line Note shall be governed by the laws of the State of New
York.

PHOENIX FOOTWEAR GROUP, INC.

By: ______________________________
          Richard E. White
          Chief Executive Officer

                                    EXHIBIT D
                               FORM OF TERM NOTES

                             [REPLACEMENT] TERM NOTE

$________________                                     __________________, 2005

      PHOENIX FOOTWEAR GROUP. INC. ("Borrower"), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of _____________________ ("Lender") the principal sum of __________________ Dollars
($_____________), in lawful money of the United States of America and in immediately available funds in (i) consecutive installments of principal on the first day of each Fiscal Quarter commencing on October 1, 2005, each in the amount set forth in the Agreement described below, and (ii) one final installment on June 29, 2011, in an amount equal to the outstanding principal and expenses. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

      This is a Term Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the "Agreement") dated as of August ___, 2005, made among Borrower and Manufacturers and Traders Trust Company, as Agent, and the Lenders named therein, and evidences a Term Loan made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

      Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Term Note.

      This Term Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By: ____________________________
       Richard E. White
       Chief Executive Officer

                                    EXHIBIT E
                            FORM OF BRIDGE LOAN NOTES

                         [REPLACEMENT] BRIDGE LOAN NOTE

$________________                                      __________________, 2005

      PHOENIX FOOTWEAR GROUP. INC. ("Borrower"), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of _____________________ ("Lender") the principal sum of __________________ Dollars
($_____________), in lawful money of the United States of America and in immediately available funds on December 31, 2005 an amount equal to the outstanding principal hereunder and expenses. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

      This is a Bridge Loan Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the "Agreement") dated as of August ___, 2005, made among Borrower and Manufacturers and Traders Trust Company, as Agent, and the Lenders named therein, and evidences a Bridge Loan made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

      Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Bridge Loan Note.

      This Bridge Loan Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By: ____________________________
        Richard E. White
        Chief Executive Officer

                                    EXHIBIT F
                          FORM OF BORROWING BASE REPORT

                         [Form to be provided by Agent]

                                    EXHIBIT G
                          FORM OF ASSIGNMENT AGREEMENT

                              ASSIGNMENT AGREEMENT

Date: _____________________

      Reference is made to the Amended and Restated Credit Facility Agreement described in Item 2 of Annex I annexed hereto (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "Credit Agreement"). Unless defined in Annex I attached hereto, terms defined in the Credit Agreement are used herein as therein defined.

      _____________ (the "Assignor") and ______________ (the "Assignee") hereby agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof that represents the percentage interest specified in Item 4 of Annex I (the "Assigned Share") of all of Assignor's outstanding rights and obligations under the Credit Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor's Commitment and of the Loans and the Notes held by the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment will be as set forth in Item 4 of Annex I.

      2. The Assignor (i) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement, that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.

      3. The Assignee (i) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement;
(iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

      4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Agent. The effective date of this Assignment Agreement shall be the latest of the date of execution hereof by the Assignor and the Assignee, the consent hereof by the Agent, the consent hereof by the Borrower if required by the Credit Agreement, and the receipt by the Agent of the administrative fee referred to in Section 1.123 of the Credit Agreement, unless a later date otherwise specified in Item 5 of Annex I hereto (the "Settlement Date").

      5. Upon the delivery of a fully executed original hereof to the Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

      6. It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (i) all interest on the Assigned Share of the Loans, (ii) all Unused Fees on the Assigned Share of the Commitment, and (iii) all Letter of Credit Fees, in each case that are actually paid by the Credit Parties after the Settlement Date, in each case to be paid by the Agent upon receipt thereof from the Credit Parties directly to the Assignee. It is further agreed that all payments of principal made by the Credit Parties on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by the Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing that represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement that are outstanding on the Settlement Date and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

      7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR],                                       [NAME OF ASSIGNEE],
as Assignor                                                as Assignee

By:    __________________________                By:    ________________________

Name:  __________________________                Name:  ________________________

Title: __________________________                Title: ________________________

MANUFACTURERS AND TRADERS TRUST COMPANY, as Agent

By:    ___________________________

Name:  ___________________________

Title: ___________________________

                                     ANNEX I
                                       TO
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

1.    The Borrower:

      PHOENIX FOOTWEAR GROUP, INC.

2.    Name and Date of Credit Agreement:

      Amended and Restated Credit Facility Agreement, dated as of August ___, 2005, among Phoenix Footwear Group, Inc., Manufacturers and Traders Trust Company, as agent, and the Lenders from time to time party thereto

3.    Date of Assignment Agreement:

4.    Amounts (as of date of item #3 above):

                                  REVOLVING   REVOLVING
                                  COMMITMENT   LOANS     TERM LOAN  BRIDGE LOAN
                                  ----------   -----     ---------  -----------
Aggregate Amount for all Lenders   $_____      $_____      $_____      $_____
Assigned Share                      _____%      _____%      _____%      _____%
Amount of Assigned Share           $_____      $_____      $_____      $_____
Amount Retained by Assignor        $_____      $_____      $_____      $_____

5.    Settlement Date:

6.    Notices:

      ASSIGNOR:
      _________________________
      _________________________
      _________________________
      Attention:
      Telephone No.:
      Facsimile No.:

      ASSIGNEE:
      _________________________
      _________________________
      _________________________
      Attention:
      Telephone No.:
      Facsimile No.

7.    Payment Instructions:

      ASSIGNOR:
      _________________________
      _________________________
      _________________________
      ABA No.
      Account No.:
      Reference:
      Attention:
      Telephone No.:
      Facsimile No.:

      ASSIGNEE:
      _________________________
      _________________________
      _________________________
      ABA No.
      Account No.:
      Reference:
      Attention:
      Telephone No.:
      Facsimile No.: